Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of January 8, 2025 by and among (i) AMERICAN WELL CORPORATION, a Delaware corporation (“Owner”); (ii) ALIGNED TELEHEALTH, LLC, a Delaware limited liability company (“Seller” and together with Owner, the “Seller Parties”), and (iii) AVEL ECARE, LLC, a South Dakota limited liability company (“Buyer”). The Seller Parties and the Buyer are hereinafter sometimes individually referred to as a “Party” and collectively referred to as the “Parties”. The definitions of certain capitalized terms used in this Agreement and cross-references to the applicable portions of this Agreement where certain other capitalized terms are defined are set forth on Exhibit “A” attached hereto.

Statement of Background

WHEREAS, Seller, together with its managed physician practice, Asana Integrated Medical Group, a California professional corporation (“Asana PC” and together with Seller, the “Company Group”), is engaged in the business of providing telepsychiatry services to hospitals and correctional programs;

WHEREAS, Buyer is engaged in the business of providing facilities, equipment, administrative and business support services and other non-medical services for healthcare practices;

WHEREAS, Seller wishes to sell, transfer and assign to Buyer, and Buyer wishes to purchase and assume from Seller, all of Seller’s right, title and interest in and to the Purchased Assets, and Buyer has agreed to assume all of the Assumed Liabilities;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and material inducement to Buyer’s execution and delivery of this Agreement, Cynthia Horner, M.D., an individual physician duly licensed to practice medicine in the State of California (“Dr. Horner”) and the owner of one hundred percent (100%) of the equity interests of Asana PC (the “Asana PC Equity Interests”), and Kelly Rhone, M.D., an individual physician duly licensed to practice medicine in the state of California (“Asana PC Equity Buyer”), are entering into a stock purchase agreement dated as of the date hereof (the “Asana PC Stock Purchase Agreement”) pursuant to which Dr. Horner shall sell to Asana PC Equity Buyer, and Asana PC Equity Buyer shall purchase from Dr. Horner, all of Dr. Horner’s right, title and interest in and to the Asana PC Equity Interests; and

WHEREAS, Owner owns one hundred percent (100%) of the equity interests of Seller, and, as such, Owner is a direct beneficiary of the transactions contemplated by this Agreement.

Agreement

NOW, THEREFORE, in exchange for the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.
PURCHASE AND SALE.
1.1
Sale and Purchase of Purchased Assets.
(a)
Subject to the terms and conditions of this Agreement and for the consideration herein stated, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of Seller’s right, title, and interest in and to all property and assets, tangible and intangible, of every kind and description (other than the Excluded Assets), wherever located, that Seller owns, leases, or licenses that are primarily used or held for use in connection with the Business (collectively, the “Purchased Assets”), in each case free and clear of all Liens. The Purchased Assets include, without limitation, the following: (i) all supplies, inventory, and materials of Seller; (ii) all furniture, fixtures and equipment owned or usable by Seller; (iii) the Business Intellectual Property Rights; (iv) all rights under warranties, indemnities, and all similar rights against third parties relating to any Purchased Assets; (v) those contracts listed on Schedule 1.1(a) (collectively, the “Assumed Contracts”); and (vi) all other assets, properties, or rights of Seller, whether tangible or intangible, used by, or useful in, the operation of the Business (other than the Excluded Assets).
(b)
Subject to the terms and conditions set forth in this Agreement, at the Closing, Buyer shall assume (i) all liabilities arising after the Closing under the Assumed Contracts, in each case only to the extent such liabilities do not relate to any breach, tort, or failure to comply with Law by Seller occurring prior to the Closing and (ii) all accounts payable of the Business that remain unpaid as of the Closing Date (the “Assumed Liabilities”). Other than the Assumed Liabilities, all debts, liabilities, or obligations of Seller of any kind whatsoever, whether now or hereafter existing (the “Excluded Liabilities”), are the full responsibility of Seller, and Seller shall promptly pay and discharge all Excluded Liabilities when due.
(c)
If any consent, approval, authorization or waiver of any third party is required in connection with the sale, transfer, conveyance and assignment of any Assumed Contract and such consent, approval, authorization or waiver has not been obtained prior to the Closing, following the Closing the Seller Parties will provide reasonable cooperation to Buyer and its Affiliates in seeking to obtain any such consent, approval, authorization or waiver; provided that all out-of-pocket expenses of such efforts incurred by Buyer or the Seller Parties shall be paid by Buyer.
(d)
To the extent any Assumed Contract cannot be assigned or transferred to Buyer at the Closing and except as prohibited by Law, Buyer and the Seller Parties shall cooperate in any reasonable arrangement designed to provide Buyer with all of the benefits of, and to have Buyer assume all liabilities and obligations with respect to, such Assumed Contracts (“Retained Contracts”). In connection with any such arrangement, the Seller Parties will hold in trust for and pay to Buyer, promptly upon receipt thereof, all income, proceeds and other monies received by the Seller Parties (or any of their Affiliates) pursuant to such Retained Contracts; provided, that the Seller Parties shall be permitted to set off against such amounts all direct costs associated with the retention and maintenance of such Retained Contracts.
(e)
Notwithstanding anything to the contrary in this Agreement, Seller shall not sell, contribute, or deliver to Buyer, and Buyer shall not purchase, acquire, or accept from Seller, any Purchased Asset if an attempted assignment or transfer thereof would, without the consent or approval by any Person to such assignment or transfer (other than such consents, authorizations, approvals or waivers as have been obtained, if any), constitute a breach thereof or violate any applicable Law.
1.2
Excluded Assets. Notwithstanding anything to the contrary contained in Section 1.1 above, the following assets of Seller are expressly excluded from the purchase and sale contemplated hereby and, as such, are not included in the Purchased Assets (collectively, the “Excluded Assets”): (i) the corporate minute books and ownership ledgers of Seller (provided that Buyer shall have the right to review and copy such books and records); (ii) all Cash in Seller’s and Asana PC’s Bank Accounts at Closing; (iii) all of Seller’s Bank Accounts; (iv) all contracts of Seller that are not Assumed Contracts; (v) any interest or right to any assets held under any pension, profit sharing or other Employee Benefit Plans of Seller; (vi) all insurance policies and rights under such policies (other than rights to insurance proceeds related to any of the Purchased Assets); (vii) all Tax Returns of Seller and related work papers and correspondence (provided that Buyer shall have the right to review and copy such material; provided, however, that the Buyer shall not be entitled to review or copy any Combined Tax Return (as defined in Section 7.2(a)(i))); (viii) any rights of Seller under or pursuant to this Agreement; (ix) any employment agreements with employees of Seller; (x) all refunds for Taxes, Tax credits or other Tax assets of, or relating to: (a) the Purchased Assets or Business attributable to the Pre-Closing Tax Period; (b) any Excluded Liability or Excluded Assets, and (c) any payment, loss, obligation, liability or Tax for which any Seller or their Affiliates are responsible under this Agreement or otherwise; and (xi) those assets listed on Schedule 1.2.
1.3
Purchase Price. Subject to the terms and conditions contained herein, the aggregate consideration (the “Purchase Price”) for the Purchased Assets is an amount equal to the sum of (a) Closing Cash Consideration, plus (b) the Additional Cash Consideration, plus (c) the assumption of the Assumed Liabilities as set forth herein.
1.4
Closing Estimates. Within three (3) Business Days prior to the Closing Date, Seller delivered to Buyer a statement (the “Closing Statement”) setting forth Seller’s good faith estimate, as of the Effective Time, of: (a) Closing Indebtedness (the “Estimated Closing Indebtedness”), together with payoff letters (the “Payoff Letters”), if applicable, indicating the amount required to discharge any Lien securing such Indebtedness and including draft UCC-3 termination statements and other documents required to evidence the release of such Liens, in each case in form and substance reasonably satisfactory to Buyer; (b) the Pre-Closing Expenses (the “Estimated Pre-Closing Expenses”); (c) the Closing Net Working Capital (the “Estimated Closing Net Working Capital”); and (d) based on the foregoing estimates and calculations, a calculation of the Closing Date Payment in accordance with Section 1.5(a). Seller’s calculations of the foregoing shall in each case be prepared in accordance with GAAP.
1.5
Closing Cash Consideration. Subject to the terms and conditions of this Agreement, at the Closing, as consideration for the sale, assignment, transfer and delivery of the Purchased Assets, the Closing Cash Consideration shall be paid as follows:
(a)
to Seller, in immediately available funds by wire transfer to the account designated by Seller on the Funds Flow, an amount equal to the sum of the Closing Cash Consideration, minus (1) the Estimated Closing Indebtedness, minus (2) the Estimated Pre-Closing Expenses, plus (3) the amount, if any, by which the Estimated Closing Net Working Capital is greater than the Target Net Working Capital, minus (4) the amount, if any, by which the Target Net Working Capital is greater than the Estimated Closing Net Working Capital (such sum, the “Closing Date Payment”);
(b)
an aggregate amount equal to the Estimated Closing Indebtedness shall be disbursed to the payees thereof by wire transfer of immediately available funds in accordance with any applicable Payoff Letters in respect of such Estimated Closing Indebtedness; and
(c)
an aggregate amount equal to the Estimated Pre-Closing Expenses shall be disbursed to the payees thereof by wire transfer of immediately available funds in accordance with any account statements or other invoices provided by the payees thereof in respect of such Estimated Pre-Closing Expenses.
1.6
Post-Closing Cash Consideration Adjustment.
(a)
Adjustment Statement. No later than seventy five (75) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Adjustment Statement”) setting forth Buyer’s calculation, without taking into account any of the transactions occurring as part of the Closing, and prepared in accordance with GAAP, of (i) Closing Indebtedness, (ii) the Pre-Closing Expenses, and (iii) the Closing Net Working Capital, along with a copy of the materials upon which such calculations were based.
(b)
Objections; Resolution of Disputes.

(i)
Unless Seller delivers to Buyer in writing, within thirty (30) days after Buyer’s delivery of the Adjustment Statement (the “Objection Period”), a statement objecting to the computations thereon (a “Notice of Objection”), the Adjustment Statement and such computations shall become final and binding on the Parties for the purposes of this Section 1.6. Any Notice of Objection shall specify in reasonable detail the basis for the objections set forth therein.
(ii)
If Seller provides a Notice of Objection to Buyer within the Objection Period, Seller and Buyer shall, during the thirty (30) day period following Buyer’s receipt of the Notice of Objection (the “Resolution Period”), attempt in good faith to resolve Seller’s objections contained in the Notice of Objection. If all such objections are not resolved within the Resolution Period, the matters remaining in dispute shall be submitted to BDO USA, P.C. (the “Accounting Expert”), acting as an expert and not an arbitrator. The Accounting Expert shall be engaged pursuant to an engagement letter among Buyer, Seller and the Accounting Expert. The Accounting Expert shall resolve only those matters set forth in the Notice of Objection remaining in dispute at the expiration of the Resolution Period and the Seller and the Buyer shall instruct the Accounting Expert to, and the Accounting Expert shall, make its determination based solely on presentations by the Seller and the Buyer that are in accordance with the guidelines and procedures set forth in this Agreement and not on the basis of an independent investigation. Buyer and Seller each agree to furnish to the Accounting Expert access to such Persons and such information, books and records as may be reasonably required by the Accounting Expert to make its final determination. Buyer and Seller shall also instruct the Accounting Expert to render its reasoned written decision as promptly as practicable but in no event later than thirty (30) days from the date that information related to the unresolved objections was presented to the Accounting Expert by Buyer and Seller. With respect to each disputed line item, such decision, if not in accordance with the position of either Buyer, on the one hand, or Seller, on the other hand, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Buyer in the Adjustment Statement or Seller in the Notice of Objection with respect to such disputed line item. Absent fraud or manifest error, the resolution of disputed items by the Accounting Expert shall be final and binding on the Parties for the purposes of this Section 1.6. Neither Buyer nor Seller shall have any ex parte communications with the Accounting Expert. The fees, costs and expenses of the Accounting Expert will be allocated to Buyer, on the one hand, and Seller, on the other hand, based upon the percentage that the portion of the contested amount not awarded bears to the amount actually contested, as determined by the Accounting Expert.
(c)
Adjustment Amount. The Closing Date Payment shall be (i) (A) decreased by the positive amount, if any, by which the Closing Indebtedness exceeds the Estimated Closing Indebtedness or (B) increased by the positive amount, if any, by which the Estimated Closing Indebtedness exceeds Closing Indebtedness, (ii) (A) decreased by the positive amount, if any, by which the Pre-Closing Expenses exceed the Estimated Pre-Closing Expenses or (B) increased by the positive amount, if any, by which the Estimated Pre-Closing Expenses exceed the Pre-Closing Expenses, and (iii) (A) decreased by the positive amount, if any, by which the Estimated Closing Net Working Capital is greater than the Closing Net Working Capital or (B) increased by the positive amount, if any, by which the Closing Net Working Capital is greater than the Estimated Closing Net Working Capital (the aggregate net amount of such increase or decrease, the “Adjustment Amount”).
(d)
Payment of Adjustment Amount. Within five (5) Business Days after the Adjustment Amount has been finally determined in accordance with this Section 1.6: (i) if the Adjustment Amount reflects an increase to the Closing Date Payment, Buyer shall pay or cause to be paid to Seller the Adjustment Amount; or (ii) if the Adjustment Amount reflects a decrease to the Closing Date Payment, Buyer may, at its option, (1) set-off all or a portion of the Adjustment Amount against the Additional Cash

Consideration payable to Seller pursuant to Section 1.8; and/or (2) require the Seller Parties, jointly and severally, to pay, or cause to be paid, all or any portion of the Adjustment Amount, to Buyer. Any payment hereunder shall be made by wire transfer of immediately available funds to an account or accounts designated in writing by Buyer or Seller, as the case may be (such designation to be made at least three (3) Business Days prior to the date on which such payment is due).
1.7
Withholding. In the event that any deduction or withholding for any Taxes in respect of the payment of the Purchase Price becomes required as determined in good faith by Buyer, Buyer shall be entitled to deduct and withhold such amount from such payments to the extent required under applicable Law and such withheld amounts, to the extent such amounts are remitted by Buyer to the appropriate Government Authority, shall be treated for all purposes of this Agreement as having been delivered and paid to Seller; provided that Buyer shall use commercially reasonable efforts to provide Seller with written notice of its intent to deduct and withhold at least three (3) days prior to making the applicable payment. Buyer and Seller shall reasonably cooperate with each other to reduce or eliminate the amounts required to be deducted or withheld.
1.8
Purchase Price Allocation; Transfer Taxes.
(a)
Purchase Price Allocation. The Parties agree that the Purchase Price, as adjusted hereunder, and all other amounts constituting consideration within the meaning of Section 1060 of the Code (and the Treasury Regulations thereunder) attributable to the Purchased Assets, shall be allocated among the Purchased Assets in accordance with the methodologies set forth on Schedule 1.8(a) (the “Allocation Methodology”). Within ninety (90) days after the final determination of the Adjustment Amount, Buyer shall prepare and deliver a draft of its allocation of the Purchase Price, completed in a manner consistent with the Allocation Methodology, to Seller. Seller shall have fifteen (15) days thereafter to review and raise any objections with respect to such allocation. If Seller raises any such objections, the Parties shall, for the thirty (30) days thereafter, exercise good faith efforts to resolve such objections. If the Parties have not resolved all objections after such thirty (30) day period, the Parties shall engage the Accounting Expert to resolve any outstanding disputes in a manner consistent with the Allocation Methodology, and such resolution shall be final, conclusive and binding upon each of the Parties hereto. Buyer and Seller shall make appropriate adjustments to the allocation to reflect any adjustments to the purchase price under this Agreement (excluding any amounts constituting imputed interest under Section 483 or Section 1274 of the Code), and Buyer and Seller shall file any supplemental IRS Forms 8594 (and similar forms) consistent with such adjustment. The Parties agree to (i) be bound by the Allocation Methodology, (ii) act in accordance with the Allocation Methodology in the preparation and the filing of all Tax Returns and in the course of any Tax audit, Tax review or Tax litigation relating thereto and (iii) take no position and cause their Affiliates to take no position inconsistent with the Allocation Methodology for U.S. federal and state income Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
(b)
Transfer Taxes. All sales, use, transfer, conveyance and similar Taxes that may be imposed on the sale and transfer of the Purchased Assets, together with any and all penalties, interest, and additions to Tax with respect thereto shall be borne by Seller and each Party agrees to cooperate with the other Party in the filing of any such Tax Returns, including promptly supplying any information in its possession that is reasonably necessary to complete such Tax Returns or reduce or mitigate any potential sales, use, transfer, conveyance or similar Taxes.
1.9
Additional Cash Consideration.
(a)
Calculation of Additional Cash Consideration. Subject to the terms and conditions set forth in this Section 1.9, as additional consideration for the Purchased Assets, the Buyer shall pay or caused to be paid to the Seller an amount equal to the product of: (i) 0.40 multiplied by (y) the Service Revenue (the “Additional Cash Consideration”).
(b)
Certain Definitions.
(i)
“Service Revenue” means the aggregate revenues of the Buyer or any of its Affiliates arising from the provision of Business services to Business Customers during the Additional Consideration Period, calculated in accordance with GAAP; provided, that Service Revenue shall not include (x) any revenue generated by Buyer or any of its Affiliates arising from the provision of on-site psychiatric servmintzices to Indian River Medical Center or Henry Mayo Newhall Memorial Hospital or (y) any revenue generated by Buyer or any of its Affiliates from customers other than Business Customers from the cross-selling of such Business services with other services of Buyer and its Affiliates (including, for the avoidance of doubt, telepsychiatry services provided to any customer to whom or which Buyer or any of its Affiliates is currently providing such services that is not a Business Customer). For the avoidance of doubt, Service Revenue shall not include any revenue of Buyer or any of its Affiliates from activities other than telepsychiatry services.
(ii)
“Additional Consideration Period” means the twelve (12)-month period immediately following the Closing.
(iii)
“Business Customers” means any Person to whom or which a member of the Company Group is currently providing any services in connection with the conduct of the Business or whom or which is currently included in the Company Group’s sales pipeline with respect to the Business, including the prospective customers set forth on Schedule 1.9(b)(iii). For the avoidance of doubt, “Business Customer” shall include Morongo Basin Community Health Center.
(c)
Additional Cash Consideration Certificate. Within forty-five (45) days following the last day of the Additional Consideration Period, the Buyer shall prepare and deliver to the Seller a certificate (the “Additional Cash Consideration Certificate”) setting forth the Buyer’s calculation of the Service Revenue and the amount of the resulting Additional Cash Consideration. Following the Buyer’s delivery of the Additional Cash Consideration Certificate, the Buyer will, and will cause its Affiliates (including Asana PC) to, (i) provide the Seller and its representatives with reasonable and timely access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents) and supporting data of the Buyer and its Affiliates as they relate to the Buyer’s preparation of such Additional Cash Consideration Certificate, and (ii) if reasonably requested, cooperate with the Seller and provide the Seller and its representatives with the working papers of its independent accountants as they relate to the preparation of such Additional Cash Consideration Certificate; provided, however, that Seller and its representatives will conduct such review in a manner that does not unreasonably interfere with the conduct of the businesses of Buyer and the Company Group or their respective representatives. Unless Seller delivers to Buyer in writing, within thirty (30) days after Buyer’s delivery of the Additional Cash Consideration Certificate (the “Earnout Objection Period”), a statement objecting to the computations thereon (a “Notice of Earnout Objection”), the Additional Cash Consideration Certificate and such computations shall become final and binding on the Parties for the purposes of this Section 1.9. Any Notice of Earnout Objection shall specify in reasonable detail the basis for the objections set forth therein. If Seller provides a Notice of Earnout Objection to Buyer within the Earnout Objection Period, Seller and Buyer shall, during the thirty (30) day period following Buyer’s receipt of the Notice of Earnout Objection (the “Earnout Resolution Period”), attempt in good faith to resolve Seller’s objections contained in the Notice of Earnout Objection. If all such objections are not resolved within the Earnout Resolution Period, the matters remaining in dispute shall be submitted to the Accounting Expert, acting as an expert and not an arbitrator. The Accounting Expert shall be engaged pursuant to an engagement letter among Buyer, Seller and the Accounting Expert. The Accounting Expert shall resolve only those matters set forth in the Notice of Earnout Objection remaining in dispute at the expiration of the Earnout Resolution Period and the Seller and the Buyer shall instruct the Accounting Expert to, and the Accounting Expert shall, make its determination based solely on presentations by the Seller and the Buyer that are in accordance with the guidelines and procedures set forth in this Agreement and not on the basis of an independent investigation. Buyer and Seller each agree to furnish to the Accounting Expert access to such Persons and such information, books and records as may be reasonably required by the Accounting Expert to make its final determination. Buyer and Seller shall also instruct the Accounting Expert to render its reasoned written decision as promptly as practicable but in no event later than thirty (30) days from the date that information related to the unresolved objections was presented to the Accounting Expert by Buyer and Seller. With respect to each disputed item, such decision, if not in accordance with the position of either Buyer, on the one hand, or Seller, on the other hand, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Buyer in the Additional Cash Consideration Certificate or Seller in the Notice of Earnout Objection with respect to such disputed line item. Absent fraud or manifest error, the resolution of disputed items by the Accounting Expert shall be final and binding on the Parties for the purposes of this Section 1.9. Neither Buyer nor Seller shall have any ex parte communications with the Accounting Expert. The fees, costs and expenses of the Accounting Expert will be allocated to Buyer, on the one hand, and Seller, on the other hand, based upon the percentage that the portion of the contested amount not awarded bears to the amount actually contested, as determined by the Accounting Expert.
(d)
Additional Cash Consideration Reporting. Within forty-five (45) days following the end of each of the first three (3) quarters of the Additional Consideration Period, the Buyer shall deliver or cause to be delivered to the Seller, a statement containing the information required to be provided in the Additional Cash Consideration Certificate, except that such information shall apply only to the most recently completed fiscal quarter.
(e)
Payment of Additional Cash Consideration. No later than ten (10) days following the final determination of the Additional Cash Consideration, in accordance with this Section 1.9, Buyer shall pay or cause to be paid the Additional Cash Consideration to Seller by wire transfer of immediately available funds to a bank account designated in writing by Seller prior to such payment date. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall be entitled to set-off any amounts payable to Seller under this Section 1.9 against any amounts payable to Buyer pursuant to Section 1.6(d) or to a Buyer Indemnified Party pursuant to Article 5.
(f)
Post-Closing Operations. From and after the Closing until the end of the Additional Consideration Period, except with the prior written consent of the Seller, Buyer shall not take any actions the primary purpose of which is to reduce or limit any Additional Cash Consideration. For the avoidance of doubt, the Seller Parties acknowledge and agree that (i) nothing in this Agreement is meant to preclude Buyer and its Affiliates (including, following the Closing, the Company Group) from conducting their respective businesses (including the Business) in the ordinary course of business in accordance with their respective standard policies and procedures and all applicable Laws and (ii) Buyer and its Affiliates (including, following the Closing, the Company Group) shall not be obligated to operate their respective businesses (including the Business) in a manner that disadvantages the long term growth of such businesses in favor of short term earnings or maximizing the Additional Cash Consideration.
(g)
Acceleration; Assumption. Upon a Buyer Change of Control Event or a breach by the Buyer of this Section 1.9 (each, an “Acceleration Event”), the Seller may elect (in its sole discretion), by delivery of written notice to the Buyer, to cause the Buyer to promptly pay or cause to be paid, whether or not earned as of the consummation of such Acceleration Event, an amount equal to (x) 0.40 multiplied by (y) the Service Revenue for the twelve (12)-month period ending on the last day of the month immediately preceding the month in which the applicable Acceleration Event occurs (the “Acceleration Amount”). If the Seller elects to receive the Acceleration Amount in accordance with this Section 1.9, the Buyer shall pay or cause to be paid the Acceleration Amount to Seller within ten (10) days of the applicable Acceleration Event by wire transfer of immediately available funds to a bank account designated in writing by Seller and such payment shall be in full satisfaction of its obligations under this Section 1.9 (including, for the avoidance of doubt, with respect to the Additional Cash Consideration). If the Seller elects not to receive the Acceleration Amount in connection with a Buyer Change of Control Event in accordance with this Section 1.9, the Buyer shall cause the acquiror in such Buyer Change of Control Event to assume all of Buyer’s obligations under this Section 1.9.
2.
CLOSING.
2.1
Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place via electronic exchange of documents and signature pages on the date of this Agreement (the “Closing Date”). The effective time of the Closing shall be 11:59 pm Central Standard Time on the Closing Date (the “Effective Time”).
2.2
Closing Deliveries of Seller and Owners. At the Closing, Seller shall deliver or cause to be delivered to Buyer each of the following:
(a)
A bill of sale, in substantially the form attached hereto as Exhibit B (the “Bill of Sale”), duly executed by Seller, conveying the Purchased Assets to Buyer;
(b)
A contract assignment and assumption agreement, in substantially the form attached hereto as Exhibit C (the “Assignment and Assumption Agreement”), duly executed by Seller, transferring Seller’s contractual rights and obligations included in the Purchased Assets to Buyer;
(c)
All consents set forth on Schedule 2.2(c);
(d)
The Asana PC Stock Purchase Agreement, duly executed by Dr. Horner;
(e)
The Funds Flow, duly executed by Owner;
(f)
A transition services agreement, in substantially the form attached hereto as Exhibit D (the “Transition Services Agreement”), duly executed by Owner;
(g)
A certificate dated as of a date not earlier than ten (10) days before the Closing Date as to the good standing of Seller, executed by the Secretary of State of the State of Delaware;
(h)
A certificate dated as of a date not earlier than ten (10) days before the Closing Date as to the good standing of Asana PC, executed by the Secretary of State of the State of California;
(i)
Certificates, duly executed by duly authorized officers of Owner and Seller, in each case, attaching all requisite resolutions or actions of the officers, directors and sole member, as applicable, of such Person approving the execution, delivery and performance of the Transaction Documents to which such Person is a party and the consummation and performance of the transactions contemplated in such Transaction Documents, and certifying that all such resolutions or actions were duly adopted, have not been amended, modified or rescinded in any respect, and remain in full force and effect as of the Closing;
(j)
Resignation letters, duly executed by Dr. Horner and any other directors and officers of Asana PC; and

(k)
The FIRPTA Certificate.
2.3
Closing Deliveries of Buyer. At the Closing, Buyer shall deliver or cause to be delivered the Closing Cash Consideration to the respective recipients thereof in accordance with Section 1.5 and shall deliver or cause to be delivered to Seller each of the following:
(a)
The Assignment and Assumption Agreement, duly executed by Buyer;
(b)
The Asana PC Stock Purchase Agreement, duly executed by Asana PC Equity Buyer;
(c)
A substantially final copy of the R&W Policy;
(d)
The Transition Services Agreement, duly executed by Buyer; and
(e)
The Funds Flow, duly executed by Buyer.
3.
REPRESENTATIONS AND WARRANTIES BY SELLER PARTIES.

As of the date of this Agreement, each of the Seller Parties, jointly and severally, hereby represent and warrant to Buyer as follows:

3.1
Organization and Power. Each member of the Company Group is (a) duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and (b) qualified to do business and in good standing (to the extent applicable) in every other jurisdiction in which the ownership, operation or leasing of the properties or assets of such member of the Company Group and the conduct of the Business requires it to be so qualified or otherwise authorized, except, in the case of clause (b), where the failure to be so qualified or otherwise authorized or in good standing (to the extent applicable) would not reasonably be expected to have a Material Adverse Effect. Each member of the Company Group has the requisite corporate power to own, lease and operate its assets and properties and to carry on its business as currently conducted. Seller has delivered to Buyer accurate and complete copies of the Organizational Documents of each member of the Company Group.
3.2
Authorization. The Seller Parties have all requisite power and authority necessary for the execution, delivery and performance by such Person of this Agreement and each of the other Transaction Documents to which such Person is a party. Each of the Seller Parties has duly authorized by all necessary action the execution, delivery and performance by such Person of this Agreement and each other Transaction Document to which such Person is a party. This Agreement and each other Transaction Document (i) has been duly executed and delivered by the applicable Seller Parties and (ii) is a legal, valid and binding obligation of the applicable Seller Parties, enforceable against such Person in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles (the “Enforceability Exceptions”).
3.3
No Conflicts; Consents. Except as set forth on Schedule 3.3, none of the authorization, execution, delivery or performance by any Seller Party of this Agreement or any other Transaction Document nor the consummation of the transactions contemplated hereby and thereby, will (a) conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any Law applicable to any member of the Company Group, the Business or any properties or assets of any member of the Company Group (including the Purchased Assets); or (b) conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any action by (including any authorization, consent or approval) or notice to any Person, or require any offer to purchase or prepayment of any liability under, or result in the creation of any Lien upon or forfeiture of any of the rights, properties or assets of any member of the Company Group (including the Purchased Assets) under, any of the terms, conditions or provisions of (i) the Organizational Documents of any member of the Company Group, or (ii) any contract, permit or other instrument to which any member of the Company Group is a party or any member of the Company Group of any of their respective properties or assets are bound. No action by (including any authorization by or consent or approval of), or in respect of, or filing, declaration or registration with, any Government Authority is required by or on behalf of any member of the Company Group or in respect of any member of the Company Group, the Business or any of the Assets (including the Purchased Assets) for, or in connection with, (x) the valid and lawful authorization, execution, delivery and performance by the Seller Parties of this Agreement or any other Transaction Document, as applicable, or (y) the consummation of the transactions contemplated hereby or thereby.
3.4
Capitalization; Subsidiaries. All of the issued and outstanding equity securities of Seller have been duly authorized, validly issued, and are fully paid and non-assessable and are owned by Owner. There are no outstanding options, warrants or other rights granted to any Person that entitle such Person to acquire, or obligate Seller to issue, sell, purchase, redeem, or retire, any security. Seller does not own any stock, partnership interest, joint venture interest or other equity ownership interest in any Person.
3.5
Assets.
(a)
Ownership of Assets. The Company Group has good and valid title to, or, in the case of property held under a lease or other contract, an enforceable leasehold interest in, or adequate rights to use, all of its properties, rights and assets, whether real or personal and whether tangible or intangible, including the Purchased Assets (collectively, the “Assets”). None of the Assets is subject to any Lien, except for Permitted Liens. Upon delivery to Buyer on the Closing Date of the Bill of Sale and other instruments of conveyance with respect to the Purchased Assets, Buyer will acquire good and valid title to the Purchased Assets (as applicable) free and clear of all Liens, except for Permitted Liens.
(b)
Sufficiency of Assets. Except for the goods and services provided under the Transition Services Agreement, the Excluded Assets, and the assets set forth on Schedule 3.5(b), the Assets comprise all of the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, that are used or necessary to the conduct of the Business as currently conducted and are adequate to conduct the Business as currently conducted.
(c)
Condition of Tangible Assets. The tangible Assets (i) are in good working order, operating condition and state of repair (ordinary wear and tear excepted), and (ii) have been maintained in accordance with all applicable Laws and normal industry practice. All supplies, inventory, and other materials included in the Assets consist of a quality and quantity usable and salable in the ordinary course of business.
3.6
Financial Matters.
(a)
Financial Statements. Set forth on Schedule 3.6 are copies of each of the following:

(i)
unaudited consolidated balance sheets and statements of income of the Company Group as of and for the fiscal year ended December 31, 2023 (the “Annual Financials”); and
(ii)
unaudited consolidated balance sheets (the “Most Recent Balance Sheet”) and statements of income of the Company Group (the “Interim Financials”, and together with the Annual Financials, the “Financial Statements”) as of October 31, 2024 (the “Most Recent Balance Sheet Date”).
(b)
Compliance with GAAP, etc. Except as set forth on Schedule 3.6(b), the Financial Statements fairly present the financial condition and results of operations of the Company Group, taken as a whole, as of the times and for the periods referred to therein and changes in financial position for the respective periods covered thereby, and have been prepared in accordance with GAAP, consistently applied (subject to the absence of footnote disclosures and other presentation items and changes resulting from year-end adjustments the effect of which will not, individually or in the aggregate, be materially adverse). During the periods covered by the Financial Statements, the Company Group has maintained its Financial Statements in accordance with GAAP and has not changed its independent accountant(s) or had any disagreement with such accountants on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure that, if not resolved to the satisfaction of such accountants, would have caused such accountant(s) to make reference to the subject matter of the disagreements in connection with its preparation of the Financial Statements.
(c)
Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.6(c), the Company Group does not have any material debts, liabilities, or obligations of any kind whatsoever that would be required by GAAP to be reflected on a consolidated balance sheet of the Company Group, except for: (i) debts, liabilities, and obligations set forth on the face of the Most Recent Balance Sheet, (ii) debts, liabilities, and obligations incurred in the ordinary course of business consistent with past practice since the Most Recent Balance Sheet Date (none of which results from, arises out of, or relates to any breach or violation of, or default under, any Law or contract), and (iii) the Pre-Closing Expenses.
(d)
Accounts Receivable. All accounts and notes receivable reflected on the Most Recent Balance Sheet and all other accounts and notes receivable arising subsequent to the Most Recent Balance Sheet Date and on or prior to the Closing Date (collectively, the “Balance Sheet Accounts Receivable”) (i) have arisen from bona fide, arm’s length transactions entered into by the Company Group involving the rendering of services in the ordinary course of business consistent with past practice, (ii) represent or will represent legal, valid, binding and enforceable obligations owed to the Company Group, and (iii) subject only to consistently recorded reserves for bad debts set forth on the Financial Statements, have been collected or, to the Seller’s Knowledge, are collectible in the aggregate recorded amounts thereof in accordance with their terms. For the avoidance of doubt, the Seller Parties are making no representations with respect to any accounts and notes receivable that are not Balance Sheet Accounts Receivable.
(e)
Bank Accounts. Schedule 3.6(e) sets forth a true, accurate and complete list of (i) the name and location of each bank, savings and loan or similar financial institution with which Asana PC has an account or safety deposit box or other similar arrangement (the “Bank Accounts”), and (ii) the names of all Persons authorized draw on any such Bank Account.
3.7
Tax Matters.
(a)
Since the Acquisition Date, each member of the Company Group has timely filed, or has caused to be timely filed on its behalf, all income and other Tax Returns required to be filed by it, in each case with respect to the Purchased Assets or Business. All such Tax Returns were true, correct and complete in all material respects. All Taxes owed by or with respect to each member of the Company Group (whether or not shown on any Tax Return) in each case with respect to the Purchased Assets or Business have been paid in full. No claim has ever been made in writing by a Government Authority to a member of the Company Group in a jurisdiction where any member of the Company Group does not file Tax Returns that such member of the Company Group is or may be subject to taxation by or required to file Tax Returns in that jurisdiction. There are no Liens with respect to Taxes upon any Asset other than Liens for current Taxes not yet delinquent.
(b)
Since the Acquisition Date, each member of the Company Group has deducted, withheld and paid to the appropriate Government Authority all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any current or former employee, independent contractor, or creditor, and has complied in all material respects with all reporting and recordkeeping requirements, in each case with respect to the Business or Purchased Assets.
(c)
There is no Action that is pending, or to Seller’s Knowledge threatened in writing, in each case concerning any Tax liability, Tax Return or other Tax item of any member of the Company Group with respect to the Business or Purchased Assets.
(d)
Since the Acquisition Date, no member of the Company Group has waived any statute of limitations in respect of Taxes, and has not agreed to, nor is the beneficiary of any extension of time with respect to a Tax assessment, adjustment or deficiency (except with respect to automatic extensions of time within which to file a Tax Return). No member of the Company Group has executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force. Since the Acquisition Date, no closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Government Authority with or in respect of the Business or Purchased Assets.
(e)
Since the Acquisition Date, no member of the Company Group has ever been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return or any other affiliated, consolidated, combined or unitary group (other than a group the common parent of which is the Owner). Since the Acquisition Date, no member of the Company Group is a party to any contract, agreement or other commitment relating to Tax sharing, allocation or indemnification (other than any such agreement entered into that does not have a principal purpose related to Taxes). Since the Acquisition Date, no member of the Company Group has any liability for the Taxes of any Person (other than a member of the group the common parent of which is the Owner) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or by contract.
(f)
No member of the Company Group is, and, since the Acquisition Date, has ever been required to make any material adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) or any similar provision of state, local or foreign Tax law by reason of any change in any accounting methods, and there is no application pending with any Government Authority requesting permission for any changes in any of its accounting methods for Tax purposes. Since the Acquisition Date, no Government Authority has proposed in writing any such adjustment or change in accounting method of any member of the Company Group.
(g)
No member of the Company Group will be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of (i) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed prior to the Closing, (ii) any deferred intercompany gain or excess loss account described in

Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision or administrative rule of federal, state, local or foreign income Tax law) with respect to a transaction occurring prior to the Closing, (iii) installment sale or open transaction disposition made prior to the Closing, or (iv) any prepaid amount received prior to the Closing.
(h)
Since the Acquisition Date, no member of the Company Group has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
3.8
Contracts.
(a)
Contracts. Schedule 3.8(a) sets forth a complete and accurate list of each of the following oral or written contracts in effect as of the date of this Agreement to which any member of the Company Group is a party or by which it is bound (each, a “Material Contract”):
(i)
any contract for the purchase of supplies, goods, products, equipment or other property, or for the receipt of services, in each case, the performance of which has a term of more than one (1) year or which provides for (or would be reasonably expected to involve) annual payments by any member of the Company Group in excess of $75,000;
(ii)
any contract for the sale of goods, products, equipment or other property, or for the furnishing of services, by any member of the Company Group;
(iii)
any contract relating to the acquisition or disposition by any member of the Company Group of (A) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (B) any Purchased Asset or other Asset (other than in the ordinary course of business consistent with past practice);
(iv)
any contract concerning or consisting of a partnership, limited liability company, joint venture or similar agreement;
(v)
any contract (A) under which any member of the Company Group has created, incurred, assumed or guaranteed any Indebtedness or permitted any Asset to become subject to any Lien (other than Permitted Liens) or (B) under which any other Person has guaranteed any Indebtedness of any member of the Company Group;
(vi)
any contract containing covenants that in any way purports to (A) restrict any business activity (including the solicitation, hiring or engagement of any Person or the solicitation of any customer) of any member of the Company Group or any affiliate thereof; (B) limit the freedom of any member of the Company Group or any affiliate thereof to engage in any line of business, conduct business in any geographic location or compete with any Person; or (C) grant a “right of first offer” or “right of first refusal” or other similar right on behalf of any other Person to acquire any equity, assets or business of any member of the Company Group;
(vii)
any contract under which any member of the Company Group is, or may become, obligated to incur any severance, change in control, transaction, retention or similar payments or benefits obligations that would become payable by reason of this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby;
(viii)
any contract under which any member of the Company Group is, or may, have any liability to any investment bank, broker, financial advisor, finder or other similar Person (including an obligation to pay any legal, accounting, brokerage, finder’s, or similar fees or expenses) in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby;
(ix)
any contract providing for the employment or engagement of any Person on a full-time, part-time, independent contractor, temporary or other basis with required annual cash payments in excess of $75,000;
(x)
any agency, dealer, distributor, sales representative, marketing or other similar contract;
(xi)
any contract with any Government Authority;
(xii)
all “Business Associate Agreements” and “Subcontractor Business Associate Agreements” as such terms are defined under HIPAA;
(xiii)
any contract relating to the lease or license of any Purchased Asset or other material Asset, including Technology and Intellectual Property Rights (and including all customer license and maintenance agreements);
(xiv)
any contract under which any member of the Company Group has advanced or loaned an amount to any of its Affiliates or employees, officers, directors or independent contractors;
(xv)
any collective bargaining agreement or other contract with any Union;
(xvi)
any contract between any member of the Company Group, on the one hand, and Owner (or any Affiliate thereof), on the other hand;
(xvii)
any contract that contains continuing indemnification obligations (other than customary indemnification obligations provided in commercial contracts, employment contracts or agreements with independent contractors, in each case, entered into in the ordinary course of business);
(xviii)
any contract involving any resolution or settlement of any Action; and
(xix)
all Leases.

Seller has delivered to Buyer accurate and complete copies of each written Material Contract and a written summary setting forth the material terms and conditions of each oral Material Contract, in each case, as amended, supplemented or otherwise modified and in effect as of the date of this Agreement.

(b)
Enforceability, etc. Each Material Contract is valid, binding and enforceable against the applicable member of the Company Group and, to the Seller’s Knowledge, each other party thereto in accordance with its terms and is in full force and effect and will continue to be so valid, binding and enforceable, subject to the Enforceability Exceptions, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.
(c)
Breach, etc. No member of the Company Group nor, to the Seller’s Knowledge, any other party to any Material Contract is in material breach or violation of, or material default under, or has repudiated any provision of, any Material Contract. To Seller’s knowledge, no event has occurred with which the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by any member of the Company Group under any Material Contract (including, without limitation, by virtue of consummating the transactions contemplated by this Agreement and the other Transaction Documents). To Seller’s Knowledge, there are no breaches by any other party to any Material Contract.
(d)
Assumed Contracts. Notwithstanding anything to the contrary contained in this Agreement, except as set forth on Schedule 3.8(d), upon Closing, Seller shall have effectively assigned the Assumed Contracts to Buyer without any breach thereof and without the need for any further acceptance or consent on the part of the other parties thereto, and Buyer shall thereupon have all rights of Seller thereunder as the proper and effective assignee of Seller thereof and as a new party thereto.
3.9
Real Property.
(a)
The Company Group does not own any real property.
(b)
Schedule 3.9(b) sets forth a list of the addresses of all real property leased, subleased or licensed by, or for which a right to use or occupy has been granted to, any member of the Company Group (the “Premises”). Schedule 3.9(b) also identifies with respect to each Premises, each lease, sublease, license or other agreement under which such Premises is occupied or used including the date of and legal name of each of the parties to such lease, sublease, license or other agreement, and each amendment, modification or supplement thereto (the “Leases”).
(c)
There are no written or oral leases, subleases, licenses, concessions, occupancy agreements or other contracts or agreements, in each case to which a member of the Company Group is or was a party, granting to any other Person the right of use or occupancy of any of the Premises and there is no Person (other than members of the Company Group) in possession of any of the Premises. With respect to each Lease that is a sublease, to Seller’s Knowledge, the representations and warranties in this Section 3.9(c) and Section 3.8(b) and Section 3.8(c) are true and correct with respect to the underlying lease.
(d)
Seller has delivered to Buyer accurate and complete copies of the Leases, in each case as amended, supplemented or otherwise modified and in effect as of the date of this Agreement, together with extension notices and other material correspondence, lease summaries, notices or memoranda of lease, estoppel certificates and subordination, non-disturbance and attornment agreements related thereto.
(e)
No eminent domain or condemnation Action is pending or, to Seller’s Knowledge, threatened, that would preclude or materially impair the use of any Premises. There is no Lien, easement, covenant or other restriction applicable to such Premises which would reasonably be expected to materially impair the current uses or the occupancy by the Company Group of the Premises.
3.10
Employees; Labor Matters.
(a)
Schedule 3.10(a) contains a complete and accurate list as of the date hereof of the following information for each employee and each officer or director of each member of the Company Group (as applicable): (i) name; (ii) hire date; (iii) position or job title; (iv) annual base salary, hourly wage or other rates of compensation (as applicable); (v) vacation accrued; (vi) service credited for purposes of vesting and eligibility to participate under any Employee Benefit Plan; (vii) visa status; and (viii) whether such individual is in active employment or on leave, and if on leave, the nature of such leave and date of expected return. No employee of the Company Group has provided written notice to any member of the Company Group of such employee’s intention to terminate his or her employment with the Business.

(b)
Schedule 3.10(b) sets forth a complete and accurate list as of the date hereof of the following information for each independent contractor retained by the Company Group: (i) name; (ii) date of engagement, (iii) term; (iv) rate of compensation, (v) a description of the services provided by such independent contractor; and (iv) the site at which such independent contractor performs or performed services for the Company Group. Each independent contractor of the Company Group has been and is legally, properly, and appropriately treated as a non-employee for all federal, state, local, and foreign tax and insurance purposes, employment wage and hour purposes, as well as all ERISA and employee benefit purposes. There has been no determination by any Government Authority, nor any claim made by any Person or Government Authority, that any independent contractor constitutes an employee of the Company Group, nor to Seller’s Knowledge is any such claim threatened. No independent contractor currently engaged by the Company Group has provided written notice to any member of the Company Group of such independent contractor’s intention to terminate or materially alter the terms of such engagement.
(c)
No employee, independent contractor, officer or director of any member of the Company Group is a party to, or is otherwise bound by, any contract or Order, including any confidentiality, non-competition, non-solicitation, no-hire or proprietary rights agreement, between such employee, independent contractor, officer or director and any other Person that in any material way adversely affects or will adversely affect (i) the performance of his or her duties or activities as an employee, independent contractor, officer or director of any member of the Company Group, or (ii) the ability of any member of the Company Group (or, following the Closing, Buyer) to conduct the Business.
(d)
Except as set forth on Schedule 3.10(d), each member of the Company Group is, and for the past three (3) years has been, in compliance with all applicable Laws respecting employment and employment practices and terms and conditions of employment relating to classification and payment of employees and independent contractors, including any provision relating to wages (including minimum wage and overtime), hours of work, child labor, withholdings and deductions, employment equity, nondiscrimination, non-harassment and non-retaliation in employment, overtime pay, occupational health and safety, worker’s compensation and immigration.
(e)
Except as set forth on Schedule 3.10(e), there is not, and for the past three (3) years there has not been (i) any Action pending or threatened by or before any Government Authority with respect to any member of the Company Group concerning employment-related matters; (ii) any Action or threatened Action against or affecting any member of the Company Group brought by any current or former applicant, employee or independent contractor of any member of the Company Group; or (iii) any act or allegation of or relating to sex-based discrimination, sexual harassment or sexual misconduct, or breach of any policy of any member of the Company Group relating to the foregoing, in each case involving any current or former employee or independent contractor of any member of the Company Group, nor have there been any settlements or similar out-of-court or pre-litigation arrangement relating to any such matters.
(f)
There are no labor troubles (including any work slowdown, lockout, stoppage, picketing or strike) pending or threatened between any member of the Company Group, on the one hand, and its employees, on the other hand, and there have been no such troubles for the past three (3) years. (i) No employee of any member of the Company Group is represented by a labor union or other employee representative body (each, a “Union”), (ii) no member of the Company Group is a party to, or otherwise subject to or presently negotiating, any collective bargaining agreement or other contract with a Union, (iii) no petition has been filed or Actions instituted by an employee or group of employees of any member of the Company Group with any labor relations board seeking recognition of a bargaining representative, (iv) to Seller’s Knowledge, there is no organizational effort currently being made or threatened by, or on behalf of, any Union to organize employees of any member of the Company Group, and there have been no such efforts made or threatened for the past three (3) years, and (v) no demand for recognition of employees of any member of the Company Group has been made by, or on behalf of, any Union.

3.11
Employee Benefits.
(a)
Schedule 3.11(a) lists each plan, program, policy, arrangement, contract or other obligation, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is (i) an “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), (ii) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity or equity-based plan, and (iii) any other deferred-compensation, employment (including offer letters), independent contractor, retirement, severance, retention, change in control, welfare-benefit, reimbursement, bonus, profit-sharing, pension, employee loan, health, welfare, cafeteria, incentive or fringe-benefit plan, program, policy or arrangement, in each case, which any member of the Company Group sponsors or maintains, or to which any member of the Company Group contributes or is obligated to contribute, or under which any member of the Company Group has or may have any liability, or which benefits any current or former employee, director or independent contractor of any member of the Company Group or the beneficiaries or dependents of any such Person (each, an “Employee Benefit Plan”).
(b)
Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the IRS upon which it may rely and nothing has occurred that would reasonably be expected to adversely affect such qualification or result in material liability to any member of the Company Group. Each Employee Benefit Plan, including any associated trust or fund, has been administered in accordance with its terms and any applicable collective bargaining agreements, and has complied at all times with applicable Law.
(c)
All required contributions to, and premium payments on account of, each Employee Benefit Plan, or to any current or former employee or service provider under the terms of any Employee Benefit Plan, have been made on a timely basis, or, if not yet due, have been properly accrued for in accordance with GAAP.
(d)
Each Employee Benefit Plan that is a “group health plan” for purposes of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act (the “Affordable Care Act”) has been maintained and administered in compliance with the Affordable Care Act, including, without limitation, offering health care coverage that does not subject any member of the Company Group to any assessment under Sections 4980H(a) or 4980H(b) of the Code. No member of the Company Group nor any ERISA Affiliate, are reasonably expected to have any liability for Taxes under Sections 4975 through 4980 or Sections 4980A through 4980I of the Code.
(e)
Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and applicable Treasury Regulations) with respect to any service provider to any member of the Company Group complies and has been operated in compliance with the requirements of Section 409A of the Code and Treasury Regulations promulgated thereunder.
(f)
Neither the execution, delivery or performance of this Agreement or the other Transaction Documents nor the consummation of the transactions contemplated hereby and thereby (alone or together with any other event which standing alone would not by itself trigger such entitlement or acceleration) will (i) entitle any current or former employee, director, officer, independent contractor, or manager of any member of the Company Group to severance pay, unemployment compensation or termination pay, or any other payment from any member of the Company Group, (ii) result in any payment becoming due or accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefit due any current or former employee, director, officer, manager or other service provider of any member of the Company Group, (iii) create any third-party beneficiary or other rights in any current or former employee, director, officer, independent contractor or manager of any member of the Company

Group, (iv) limit in any way the right of any member of the Company Group, Buyer, or their respective affiliates to amend or terminate any Employee Benefit Plan at any time, or (v) create any right to employment, continued employment, or any term or condition of employment with any member of the Company Group, Buyer, or their respective affiliates. No member of the Company Group has any indemnity or gross-up obligation for any Taxes imposed under Section 4999 or Section 409A of the Code.
(g)
No Employee Benefit Plan is, and neither Seller nor any member of the Company Group, or any ERISA Affiliate, maintains or contributes to, or has at any time maintained or contributed to (or had an obligation to contribute to), or has any liability, whether or not contingent, with respect to (i) a plan subject to Sections 302 or 303 or Title IV of ERISA or subject to Sections 412 or 430 of the Code, (ii) a “multiemployer plan,” as defined in Sections 3(37) or 4001(a)(3) of ERISA, (iii) a “multiple employer welfare arrangement,” as defined in ERISA Section 3(40), or (iv) a “multiple employer plan,” as described in Section 413(c) of the Code or ERISA Sections 4063, 4064 or 4066. For purposes of this Agreement, “ERISA Affiliate” means any trade or business, whether or not incorporated, that together with Seller, or any member of the Company Group, at an applicable time is treated as a “single employer” within the meaning of Section 414 of the Code (and any applicable U.S. Treasury Department Regulations promulgated thereunder) or Section 4001 of ERISA.
3.12
Actions; Orders. Except as set forth on Schedule 3.12, (a) there is no, and since December 31, 2019 there has not been any, Action to which any member of the Company Group is a party (either as plaintiff or defendant) or to which the Assets are subject that is pending or, to Seller’s Knowledge, threatened and (b) since December 31, 2019, no Order has been issued against any member of the Company Group or the Assets or the Business.
3.13
Compliance with Laws.
(a)
Asana PC is not, and since December 31, 2019 has not been in, violation, default or breach, in each case, in any material respect of any Law applicable to Asana PC or the Business, including any corporate practice of medicine Laws or equivalent doctrine under any state Laws.
(b)
Seller is not, and since December 31, 2019 has not been in, violation, default or breach, in each case, in any material respect of any Law applicable to the Seller, the Business or the Purchased Assets.
(c)
There is no Order of any Government Authority or unsatisfied judgments, penalties or awards outstanding against or affecting the Company Group or any of the Assets or that in any manner seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or the other Transaction Documents.
(d)
No member of the Company Group (i) has received any written notification or communication from any Government Authority asserting that any member of the Company Group is not in compliance in all material respects with any applicable Law or Order, or (ii) has been investigated, is under investigation or, to Seller’s Knowledge, has been threatened to be investigated by any Government Authority with regard to any Law.
3.14
Healthcare Laws.
(a)
No member of the Company Group is, or since November 14, 2019 (the “Acquisition Date”) has been, in material violation, default or breach of any Healthcare Laws.

(b)
Since the Acquisition Date, no member of the Company Group, nor any of each of its respective directors, officers, employees, independent contractors or agents has, since the Acquisition Date, been or is currently suspended, sanctioned, excluded or debarred from any Federal Health Care Program, or has (i) to Seller’s knowledge, engaged in any conduct which may result in, or has resulted in, an actual or threatened Action that could result in, suspension, exclusion or debarment from any Federal Health Care Program or (ii) been convicted of a criminal offense related to the provision of health care items or services. Except as set forth on Schedule 3.14(b), since the Acquisition Date, no member of the Company Group has ever billed, or received any payment or reimbursement from, a Federal Health Care Program.
(c)
Since the Acquisition Date, no member of the Company Group has received written notice from any Government Authority of any material violation or alleged material violation of any Healthcare Laws or of any investigation conducted by any Government Authority in connection with any Healthcare Laws. No member of the Company Group is currently, or since the Acquisition Date has been, with respect to any Government Authority: (i) party to any consent decree, judgment, order, or settlement that (A) requires the payment of money by any member of the Company Group to any Government Authority, (B) requires any recoupment of money from any member of the Company Group by any Government Authority, or (C) prohibits any activity currently conducted by any member of the Company Group; or (ii) subject to any actual or, to Seller’s Knowledge, any proposed settlement agreement, corporate integrity agreement or certification of compliance agreement with any Government Authority, in the case of each of clauses (i) and (ii), which relates to Healthcare Laws. No member of the Company Group is a defendant or named party in any unsealed qui tarn/False Claims Act litigation.
(d)
Each member of the Company Group is, and since the Acquisition Date has been, in material compliance with HIPAA. Each member of the Company Group (i) has adopted and since the Acquisition Date has been in material compliance with written privacy and security compliance policies and procedures in compliance with HIPAA, and (ii) has entered into “Business Associate” and “Subcontractor Business Associate” agreements as such terms are defined under HIPAA when required of any member Company Group by HIPAA. Each member of the Company Group is in material compliance with the terms of all “Business Associate” and “Subcontractor Business Associate” agreements, and, to Seller’s Knowledge, no such subcontractor has breached any such Business Associate Agreement or Subcontractor Business Associate Agreement with any member of the Company Group. To the Seller’s Knowledge, no member of the Company Group has been subject to a “Breach” as such term is defined at 45 C.F.R. § 164.402. Since the Acquisition Date, no member of the Company Group has received written notice from any Government Authority nor has any Action been filed or commenced against any member of the Company Group, in each case to the effect that any member of the Company Group is not in compliance in all material respects with HIPAA. Since the Acquisition Date, there have been no investigations by, or, to Seller’s Knowledge, complaints to, (i) the Office for Civil Rights, (ii) other Government Authorities or (iii) any customers of the Company Group with respect to HIPAA compliance by any member of the Company Group.
(e)
Each member of the Company Group has established and implemented a healthcare compliance program and the necessary policies and procedures to support its performance of its contractual regulatory obligations. Since the Acquisition Date, no member of the Company Group has received written notice in connection with any regulatory or customer audits of material non-compliance with applicable Law or obligations under contracts to which any member of the Company Group is a party or to which or by which any property, business, operation or right of the Company Group are subject or bound. The healthcare compliance programs, policies and procedures implemented by each member of the Company Group are consistent in all material respects with guidance provided by Government Authorities applicable to implementation of an effective compliance program.

(f)
Since the Acquisition Date, no member of the Company Group, nor to the Seller’s Knowledge, any Healthcare Professional, has submitted any false or fraudulent claim to any third party in material violation of any Healthcare Law, and since the Acquisition Date, has not received any written notice from any third party for any such violation or any allegation of a material billing or coding mistake, material overpayment, false claim or fraud relating to the Company Group’s services.
(g)
Since the Acquisition Date, no member of the Company Group nor to the Seller’s Knowledge, their respective officers, directors and employees, contractors and agents have offered or paid any remuneration (including any kickback, bribe, rebate, payoff, influence payment or inducement) directly or indirectly, overtly or covertly, in cash or in kind, to any Person to induce such Person (i) to refer an individual to a Person for the furnishing or arranging for the furnishing of any item or service in violation of any Healthcare Law; or (ii) to purchase, lease, order, arrange for or recommend purchasing, leasing or ordering any good, facility, service or item in violation of any Healthcare Law or to obtain or maintain favorable treatment in securing business in violation of any applicable Healthcare Law.
3.15
Environmental and Safety Matters. Each member of the Company Group is, and since December 31, 2021 has been in compliance in all material respects with all Environmental Laws, and there are no material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) arising or existing under such Environmental Laws, and no member of the Company Group has received any written notice of any such violation. Without limiting the generality of the foregoing, the Company Group has obtained, and is in compliance in all material respects with, all material Licenses that are required pursuant to Environmental Laws. To the Seller’s Knowledge, there has been no release or threatened release of any Hazardous Substance on, upon, into or from any site currently or heretofore leased or otherwise operated or used by any member of the Company Group or the Business. There have been no Hazardous Substances generated by any member of the Company Group or the Business that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Government Authority in the United States. To the Seller’s Knowledge, there are no underground storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act stored on, any site leased or operated by any member of the Company Group, except for the storage of hazardous waste in compliance with Environmental Laws. The Company Group has not, either expressly or by operation of Law, assumed or undertaken any liability, including, without limitation, any obligation for corrective or remedial action, of any other Person relating to Environmental Law.
3.16
Intellectual Property.
(a)
The Company Group owns or has adequate rights to use all Business Technology and all Business Intellectual Property Rights without any conflict with, or infringement of, the Intellectual Property Rights of others. Except with respect to (i) the Technology and Intellectual Property Rights licensed to the Company Group under the Inbound License Agreements identified on Schedule 3.16(d) and (ii) the Technology and Intellectual Property Rights licensed by the Company Group under the Outbound License Agreements identified on Schedule 3.16(d), to the extent provided in such Inbound License Agreements and Outbound License Agreements, none of the Business Technology or Business Intellectual Property Rights is in the possession, custody, and control of any Person other than the Company Group.
(b)
No member of the Company Group (i) has interfered with, infringed upon, diluted, misappropriated, or violated any Intellectual Property Rights of any Person, (ii) has received any written charge, complaint, claim, demand, or notice alleging interference, infringement, dilution, misappropriation, or violation of the Intellectual Property Rights of any Person (including any written invitation to license or request or demand to refrain from using any Intellectual Property Rights of any Person in connection with the conduct of the Business or the use of the Business Technology), or (iii) has agreed to or is obligated under any contract, agreement or other instrument to indemnify any Person for or against any interference, infringement, dilution, misappropriation, or violation with respect to any Intellectual Property Rights. No Person has interfered with, infringed upon, diluted, misappropriated, or violated any Business Intellectual Property Rights.
(c)
Schedule 3.16(c) identifies all patents, patent applications, registered trademarks and copyrights, applications for trademark and copyright registrations, domain names, registered design rights, and other forms of registered Intellectual Property Rights and applications therefor, owned by or exclusively licensed to the Company Group (collectively, the “Business Registrations”). Schedule 3.16(c) also identifies each trade name, each unregistered trademark, service mark, or trade dress, and each unregistered copyright owned or exclusively licensed by any member of the Company Group. Schedule 3.16(c) specifically identifies such Intellectual Property Rights that are exclusively licensed to any member of the Company Group, including the identification of the contract or agreement pursuant to which each such Intellectual Property Right is licensed. For each of the Business Registrations, Schedule 3.16(c) includes the following information: (i) for each patent and patent application, the title, patent number or application serial number, jurisdiction, filing date, date issued (if applicable), inventors, owner of record, and present status thereof; (ii) for each registered trademark and trademark application, the mark, application serial number or registration number, jurisdiction, filing date, registration date (if applicable), class of goods or services covered, description of goods or services, owner of record, and present status thereof; (iii) for each domain name, the registration date, any renewal date, owner of record, and name of the registrar; (iv) for each copyright registration and copyright application, the title of the work, number and date of such registration or application, owner of record, and jurisdiction; and (v) any actions that must be taken within ninety (90) days after the date hereof for the purposes of obtaining, maintaining, perfecting, preserving, or renewing any Business Registrations, including the payment of any registration, maintenance, or renewal fees or the filing of any responses to office actions, documents, applications, or certificates. Each of the Business Registrations is valid, subsisting, and enforceable.
(d)
Schedule 3.16(d) identifies under separate headings (i) the Inbound License Agreements and (ii) the Outbound License Agreements (collectively, the “IP Contracts”). Except as provided in the Inbound IP License Agreements, the Company Group does not owe any royalties or other payments to any Person for the use of any Intellectual Property Rights or Technology. Seller has delivered to Buyer accurate and complete copies of each of the IP Contracts (or, where an IP Contract is an oral agreement, an accurate and complete written description of material terms of such IP Contract), in each case, as amended or otherwise modified and in effect.
(e)
The Company Group possesses all rights, title, and interests in and to each item of Business Technology and Business Intellectual Property Rights that is not licensed to a member of the Company Group pursuant to an Inbound IP License Agreement identified on Schedule 3.16(d), free and clear of any Liens other than licenses granted in the Outbound License Agreements identified on Schedule 3.16(d). With respect to (i) each item of Business Technology and Business Intellectual Property Rights that is not licensed to the Company Group pursuant to an Inbound License Agreement identified on Schedule 3.16(d), and (ii) all Business Technology and Business Intellectual Property Rights licensed to the Company Group on an exclusive basis, such item or right is not subject to any outstanding Order, and no Action (including any opposition, interference, or re-examination) is pending or threatened, which challenges the legality, validity, enforceability, use, or ownership of such right or item.
(f)
The Company Group has maintained commercially reasonable practices to protect the confidentiality of the confidential information and trade secrets of the Business and has required all employees and other Persons with access to confidential information of the Business to execute binding and enforceable written agreements requiring them to maintain the confidentiality of such information and use such information only for the benefit of the Company Group. All Persons, including current and former employees and independent contractors of the Company Group who contributed to the Business Technology and that is incorporated in any product or service of the Company Group have executed binding and enforceable written agreements that assign to the Company Group all of such Person’s respective rights, including Intellectual Property Rights, relating to such product or service.
(g)
Schedule 3.16(g) lists all open source computer code contained in or used in the development of Business Technology or any product or service of the Company Group and describes the applicable software name and version number, the licensor and the license under which such code was obtained. None of the Business Technology or any product or service of the Company Group constitutes, contains, or is dependent on any open source computer code, and none of the Business Technology or any product or service of the Company Group is subject to any IP Contract or other agreement that would require the Company Group to divulge to any Person any source code or trade secret that is part of the Business Technology.
3.17
Data Privacy and Security.
(a)
The Company Group’s Processing of Personal Information is and since the Acquisition Date, has been in compliance in all material respects with all applicable Laws and contracts (including privacy policies and terms of use applicable to the Company Group). The consummation of the transactions contemplated by this Agreement and the other Transaction Documents complies in all material respects with the Company Group’s applicable privacy notices and policies and with all Privacy Obligations. Each member of the Company Group maintains and complies and, since the Acquisition Date, has maintained and complied with an information security program that is comprised of reasonable and appropriate physical, technical, organizational and administrative security measures and policies and that complies in all material respects with all applicable Laws and contracts. To the Seller’s Knowledge, there has been no data breach, compromise, or other unauthorized or unlawful Processing of any Information Systems or Personal Information or any trade secrets, owned, used or held for use by or on behalf of the Company Group or the Business.
(b)
The Company Group has not received any written complaints regarding the Processing of Personal Information and no Person (including any Government Authority) has commenced or threatened to bring any Action with respect to the Company Group’s Processing of Personal Information or other privacy, security or data protection practices, and, to Seller’s Knowledge, there is no reasonable basis for any such Actions.
3.18
Licenses and Permits. Schedule 3.18 contains (i) a list of all material permits, authorizations, accreditations, certificates, franchises, consents, registrations, licenses and other approvals of Government Authorities (collectively, the “Licenses”) owned or possessed by any member of the Company Group that are necessary to operate the Business as currently conducted and (ii) a list of all Licenses owned or possessed by each Healthcare Professional. Except as set forth on Schedule 3.18, each such License is in full force and effect, and the Company Group is in compliance in all material respects with all of its obligations with respect to such Licenses. Since December 31, 2021, no Government Authority has notified a member of the Company Group of any material non-compliance with or any material violation of or, to Seller’s Knowledge, threatened the revocation, cancellation, termination, suspension, restriction or modification of any such License, and no Action is pending or, to Seller’s Knowledge, threatened which seeks the revocation, cancellation, termination, suspension, restriction or modification or limitation of any such Licenses. All Healthcare Professionals currently have, and have maintained during their period of employment with the Company Group, or period of providing services to the Company Group, or since December 31, 2021, whichever is later, all necessary licenses and permits to perform services for the Company Group.

3.19
Insurance. Schedule 3.19 sets forth an accurate and complete list of all policies of insurance (including “self-insurance” programs) covering the Company Group and the Business (together with all successor insurance policies, the “Insurance Policies”). All Insurance Policies are in full force and effect and are sufficient for compliance by the Company Group with all applicable Laws and contracts to which any member of the Company Group is a party or by which any of the Assets or the Business are subject or bound. No member of the Company Group is in default under any of the Insurance Policies. No insurer (i) has questioned, denied or disputed coverage of any claim pending under any Insurance Policy or (ii) has provided notice of cancellation or material modification (or any intent to cancel or materially modify) any Insurance Policy, and, to Seller’s Knowledge, no such cancellation or amendment is forthcoming. Schedule 3.19 sets forth an accurate and complete list of all pending claims under the Insurance Policies (and any predecessor insurance policies) and all claims made or paid under the Insurance Policies (and any predecessor insurance policies) since January 1, 2023.
3.20
Absence of Certain Changes, Events and Conditions. Since the December 31, 2023, the Business has been conducted in the ordinary course consistent with past practice and there has not been any Material Adverse Effect and no event, change, development, or effect has occurred which could reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 3.20, since December 31, 2023, the Company Group has not:
(a)
acquired by merger or consolidation with, or by purchase of a substantial portion of the assets or securities of, any Person or any business or division of such Person;
(b)
transferred, assigned, sold, leased, licensed or otherwise disposed of any of the assets of any member of the Company Group outside of the ordinary course of business;
(c)
transferred, assigned, sold, leased, licensed or otherwise disposed of any material rights under or with respect to any Business Intellectual Property Rights outside of the ordinary course of business;
(d)
changed any method of accounting of any member of the Company Group;
(e)
changed any of cash management policies, practices or procedures of any member of the Company Group with respect to the collection of accounts and notes receivable, establishment of reserves for uncollectible accounts and notes receivable, accrual of accounts and notes receivable, payment of accounts and notes payable, inventory control, prepayment of expenses, or deferral of revenue, including (i) taking (or omitting to take) any action that would have the effect of accelerating revenues, cash receipts or the collection of accounts receivable or notes receivable to pre-Closing periods that would otherwise reasonably be expected to take place or be incurred post-Closing Periods, or (ii) taking (or omitting to take) any action that would have the effect of delaying or postponing the payment of any accounts payable or notes payable to post-Closing periods that would otherwise reasonably be expected to be paid in pre-Closing periods;
(f)
(i) taken any action to make (other than an election made in the ordinary course of business consistent with past practice), (ii) change or rescind any Tax election, (iii) amend any Tax Return, (iv) enter into any closing agreement within the meaning of Section 7121 of the Code or voluntary disclosure agreement with respect to Taxes, and (v) settled any material Tax claim or assessment, consented to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (in each case, excluding, for the avoidance of doubt, any extension of time within which to file a Tax Return), in each case with respect to the Business or the Purchased Assets;

(g)
entered into any material amendment or modification to, waived any material rights or claims under, or terminated any Material Contract;
(h)
terminated or failed to renew any material approval, consent, permit, authorization or other permissions of any Government Authority necessary for the operation of the Business;
(i)
increased any compensation or benefits in respect of any personnel outside of the ordinary course of business;
(j)
commenced, compromised or settled any Action by or against any member of the Company Group or related to the Assets or the Business;
(k)
adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filed any petition in bankruptcy under any applicable provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against any member of the Company Group; or
(l)
entered into any contract to do any of the foregoing or taken any action or omitted from taking any action that could reasonably be expected to result in any of the foregoing.
3.21
Affiliate Transactions. Except as set forth on Schedule 3.21, no officer, director, partner, employee or direct or indirect affiliate of any member of the Company Group, or any individual related by blood, marriage or adoption to any such Person (a) is a party to any agreement, contract, commitment or transaction, including agreements related to the Company Group’s use of any real estate in the operation of the Business, with any member of the Company Group, or (b) has any interest in any property used by any member of the Company Group (including any real property, proprietary or intellectual property rights) in connection with the Business.
3.22
Brokers. Except as set forth on Schedule 3.22, none of Seller, Owner, or Asana PC, nor any representative of Seller, Owner, or Asana PC, has incurred or will incur any obligation or liability, contingent or otherwise, for any brokerage or finder’s fee or agent’s commission or other similar payment in connection with this Agreement or any of the other Transaction Documents or the transactions contemplated hereunder or thereunder.
3.23
No Other Representations or Warranties. Except for the representations and warranties contained in this Article 3, none of Owner, Seller or any other person on behalf of Owner or Seller makes any other express or implied representation or warranty with respect to Owner or the Seller.
4.
REPRESENTATIONS AND WARRANTIES BY BUYER.

As of the Closing, Buyer hereby represents and warrants to Seller as follows:

4.1
Organization. Buyer is duly organized, validly existing and in good standing under the laws of the State of South Dakota.
4.2
Authorization. Buyer has all requisite power and authority necessary for the execution, delivery and performance by Buyer of this Agreement and each of the other Transaction Documents to which Buyer is a party. Buyer has duly authorized by all necessary action the execution, delivery and performance of this Agreement and each other Transaction Document to which it is a party by Buyer. This Agreement and each other Transaction Document to which Buyer is a party (i) has been duly executed and delivered by Buyer and (ii) (assuming due authorization, execution and delivery of this Agreement by Seller or its applicable affiliate) is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Enforceability Exceptions.
4.3
No Conflicts. None of the authorization, execution, delivery or performance by Buyer of this Agreement or any other Transaction Document to which Buyer is a party nor the consummation of the transactions contemplated hereby and thereby, will (a) conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any Law applicable to Buyer; or (b) conflict with or result in a breach or violation of the Organizational Documents of Buyer. No action by (including any authorization by or consent or approval of), or in respect of, or filing, declaration or registration with, any Government Authority is required by or on behalf of Buyer for, or in connection with, (x) the valid and lawful authorization, execution, delivery and performance by Buyer of this Agreement or any other Transaction Document to which it is a party or (y) the consummation of the transactions contemplated hereby or thereby.
4.4
Brokers. Neither Buyer nor any representative of Buyer has incurred or will incur any obligation or liability, contingent or otherwise, for any brokerage or finder’s fee or agent’s commission or other similar payment in connection with this Agreement or any of the other Transaction Documents or the transactions contemplated hereunder or thereunder.
4.5
No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4, neither Buyer nor any other person on behalf of Buyer makes any other express or implied representation or warranty with respect to Buyer.
5.
INDEMNIFICATION.
5.1
Survival.
(a)
All representations and warranties contained in this Agreement shall survive the Closing for a period of twelve (12) months after the Closing Date; provided, however, that the survival period for the Fundamental Representations and the representations and warranties contained in Section 3.7 shall survive until sixty (60) days after the expiration of the applicable statute of limitations relating to the underlying matters to which such representations relate. All covenants contained in this Agreement shall survive in accordance with their terms or, if no term is expressly contemplated, indefinitely. Any claims asserted prior to the expiration date of the applicable survival period for which written notice has been given in accordance with this Article 5 shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved. The indemnification obligations of the Seller Parties pursuant to Section 5.2(g) with respect to the 2017-2022 RCM Services shall survive the Closing until the sixth (6th) anniversary of the Closing Date. The indemnification obligations of the Seller Parties pursuant to Section 5.2(g) with respect to the 2023-2024 RCM Services shall survive the Closing until the seventh (7th) anniversary of the Closing Date.
(b)
Notwithstanding the foregoing, (i) nothing in this Article 5 shall preclude or limit the liability of any Party in respect of a claim for Fraud and (ii) any claim for indemnification asserted in good faith by delivery of written notice in accordance with this Article 5 prior to the expiration of the applicable survival period set forth in Section 5.1(a) shall survive until such indemnification claim is fully and finally resolved and the good faith delivery of such notice shall extend the applicable survival period with respect to such claim set forth in such notice until such indemnification claim is fully and finally resolved. For the avoidance of doubt, nothing in this Article 5 shall limit the Buyer Indemnified Parties’ ability to recover any amounts under the R&W Policy or shall otherwise affect the rights of any Buyer Indemnified Party under the R&W Policy, which rights shall be governed solely by the terms of the R&W Policy.

5.2
Indemnification of Buyer. Subject to the other terms, conditions and limitations of this Article 5, from and after the Closing, the Seller Parties, jointly and severally, shall indemnify Buyer and each of its Affiliates and their respective members, officers, directors, managers, employees, successors and assigns (the “Buyer Indemnified Parties”) and save and hold each of them harmless against any losses, costs, expenses, liabilities, claims, demands and judgments of every nature, including the cost of investigation and defense thereof and reasonable attorneys’ fees incurred (“Losses”) that any such Buyer Indemnified Party incurs or suffers as a result of:
(a)
any breach or inaccuracy of any representation or warranty made in Article 3 of this Agreement or any representation or warranty made in Section 3 of the Asana PC Stock Purchase Agreement;
(b)
any breach of any covenant made by or on behalf of a Seller Party in this Agreement;
(c)
any Excluded Asset or any Excluded Liability;
(d)
any Fraud by the Seller Parties;
(e)
(i) any Tax imposed on Seller, and (ii) Asana PC Pre-Closing Taxes;
(f)
any Pre-Closing Expenses or Closing Indebtedness to the extent not set forth on the Closing Statement; and
(g)
the matters set forth on Schedule 5.2.
5.3
Indemnification of the Seller Parties. Subject to the other terms, conditions and limitations of this Article 5, Buyer shall indemnify and defend the Seller Parties and each of the Seller Parties’ respective Affiliates, equityholders, officers, directors, managers, employees and the successors and assigns of each of the foregoing (the “Seller Indemnified Parties”) and save and hold each of them harmless against any Loss that any such Seller Indemnified Party incurs or suffers as a result of:
(a)
any breach or inaccuracy of any representation or warranty made in Article 4 of this Agreement;
(b)
the breach of any covenant or agreement of Buyer in this Agreement;
(c)
any Assumed Liability;
(d)
any post-Closing claims by a third party against any Seller Party as a result of such Seller Party being a party to any Owner Assumed Contract following the Closing, whether arising out of, or related to, an actual or alleged breach, default, violation, performance failure or other non-compliance by Buyer or any of its Affiliates (including, after the Closing, Asana PC) or otherwise; and
(e)
any Fraud by the Buyer.
5.4
Indemnification of Third-Party Claims.
(a)
For purposes of this Agreement, (i) “Indemnity Payment” means any amount of Losses required to be paid pursuant to this Agreement, (ii) “Indemnitee” means any Person entitled to indemnification under this Agreement, (iii) “Indemnifying Party” means any Person or Persons required to provide indemnification under this Agreement, and (iv) “Third Party Claim” means any Action made or brought by any Person who or which is not a party to this Agreement or an affiliate of a Party to this Agreement.
(b)
In order for an Indemnitee to be entitled to any indemnification provided for hereunder in respect of, arising out of, or involving a claim made by any Person or Government Authority other than Buyer, the Seller Parties, or their respective successors, assigns or affiliates, against the Indemnitee, the Indemnitee must notify the Indemnifying Party in writing of such Third Party Claim promptly (and in no event later than thirty (30) Business Days) after receipt by the Indemnitee of written notice of the Third Party Claim (or within such shorter period as may be required to permit the Indemnifying Party to respond to any such Third Party Claim). Such notice by the Indemnitee shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and copies of all notices relating to the Third Party Claim and shall indicate the estimated amount, if reasonably practicable, of the Losses that have been or may be sustained by the Indemnitee. Notwithstanding the foregoing, a failure to give timely notice or to include any specified documents or information in any notice as provided in this Section 5.4 will not affect the rights or obligations of any Party hereunder except and only to the extent that, as a result of such failure, the Indemnifying Party shall have been materially prejudiced by the failure of the Indemnitee to give such notice or deliver such documents or notices.
(c)
If a Third Party Claim as set forth in subsection (a) hereof is made against an Indemnitee, the Indemnifying Party will be entitled to participate in the defense (by giving written notice to the Indemnitee within ten (10) days (or sooner, if the nature of the Third Party Claim so requires)) thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party, provided (i) such counsel is not reasonably objected to by the Indemnitee, (ii) the claim involves primarily monetary damages, (iii) the claim would not reasonably be expected to result in Losses (including the cost of defense) that exceeds the maximum amount for which the Indemnifying Party could be liable pursuant to this Article 5, (iv) the Indemnifying Party provides evidence reasonably satisfactory to the Indemnitee of the Indemnifying Party’s ability to indemnify the Indemnitee in respect of such claim, (v) settlement of, or an adverse judgment with respect to, the claim is not, in the Indemnitee’s good faith judgment, reasonably likely to establish a precedential custom or practice adverse to the Indemnitee or its business, and (vi) the Indemnifying Party continues to diligently and faithfully defend such claim; provided, however, that the Indemnifying Party shall not have the right to assume control of such defense if the Third Party Claim which the Indemnifying Party seeks to assume control (A) involves criminal or quasi-criminal allegations or (B) involves a claim by any Government Authority. Should the Indemnifying Party elect to assume the defense of such a Third Party Claim, the Indemnifying Party shall be deemed to have acknowledged the Indemnifying Party’s obligation to indemnify the Indemnitee in respect of such Third Party Claim. If the Indemnifying Party elects to assume the defense of such a Third Party Claim, the Indemnitee will cooperate fully with the Indemnifying Party in connection with such defense.
(d)
If the Indemnifying Party assumes the defense of a Third Party Claim, then in no event will the Indemnifying Party admit any liability with respect to, or settle, compromise, or discharge, any Third Party Claim without the Indemnitee’s prior written consent, provided that the Indemnitee will not unreasonably withhold or refuse to consent to any settlement, compromise, or discharge of a Third Party Claim that the Indemnifying Party may recommend that provides a complete and unconditional release of the Indemnitee in connection with the Third Party Claim and that requires solely the payment of monetary damages that are paid in full by the Indemnifying Party so long as the Indemnifying Party and the Indemnitee enter into and execute a settlement agreement or similar agreement related to such Third Party Claim, the terms of which are acceptable to the Indemnitee in its reasonable discretion.
(e)
In the event the Indemnifying Party shall assume the defense of any Third Party Claim, the Indemnitee shall be entitled to participate in, but not control, the defense with its own counsel at its own expense. If the Indemnifying Party does not assume the defense of any such Third Party Claim, the Indemnitee may defend the claim in a manner as it may deem appropriate, and any reasonable and documented out-of-pocket costs or expenses incurred by the Indemnitee in connection with such defense shall be considered Losses.
5.5
Direct Claims. Any claim by an Indemnitee on account of Losses that does not result from a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) Business Days after the Indemnitee becomes aware of such Direct Claim. Such notice by the Indemnitee will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof, and will indicate the estimated amount, if reasonably practicable, of Losses that have been or may be sustained by the Indemnitee. The Indemnifying Party will have a period of thirty (30) Business Days within which to respond in writing to such Direct Claim. During such thirty (30)-Business Day period, the Indemnitee shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnitee shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the applicable premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) Business Day period, the Indemnifying Party will be deemed to have rejected such claim, in which event resolution of such dispute between the Indemnitee and the Indemnifying Party may be pursued by either Party in accordance with, and subject to, the respective rights and remedies of the Parties under, and all other applicable provisions of, this Agreement.
5.6
Limitation of Indemnification. Notwithstanding anything in this Agreement to the contrary:
(a)
The aggregate liability of the Seller Parties for Losses under this Article 5 shall not exceed an amount equal to the Purchase Price; provided, however, the foregoing limitation shall not apply in the case of Fraud.
(b)
The Buyer Indemnified Parties shall not be entitled to recover any amounts pursuant to Section 5.2(a) unless and until the aggregate amount of Losses recoverable under such section equals $67,275 (the “Indemnification Deductible”), in which event the Buyer Indemnified Parties will be entitled to recover, and the Seller Parties shall be required to indemnify the Buyer Indemnified Parties for, Losses in excess of the Indemnification Deductible up to an aggregate amount of Losses equal to $67,275 (the “Indemnification Cap”); provided, however, that the foregoing limitation shall not apply with respect to any breach of or inaccuracy in any Fundamental Representation or in the case of Fraud. For the avoidance of doubt, the aggregate liability of the Seller Parties for any claim pursuant to Section 5.2(a) (other than in respect of an inaccuracy or breach of any Fundamental Representation) shall not exceed an amount equal to $67,275.
(c)
Any knowledge that a party has of a breach prior to the Closing will not impact such party’s right to indemnification hereunder.
(d)
To the maximum extent permissible under applicable law, any Losses indemnified for under this Article 5 shall be treated as adjustments to the Purchase Price for Tax purposes.
(e)
For purposes of determining both the accuracy of representations and warranties and the amount of any Losses under Sections 5.2, all references to “material,” “materiality,” “in all material respects,” “material adverse effect,” or similar phrases or qualifiers shall be disregarded.

(f)
Notwithstanding anything in this Agreement to the contrary, no Indemnifying Party is to have any liability to any Indemnitee for any consequential, special, incidental or indirect Losses, lost profits, diminution in value or punitive Losses and, in particular, no “multiple of profits,” “multiple of revenue” or “multiple of cash flow” or other valuation methodology will be used in calculating the amount of any Losses, in each case, except to the extent such Losses are paid to a third party in connection with any Third Party Claim.
(g)
Any indemnified Losses which an Indemnitee is entitled to recover under this Article 5 shall be determined net of any amounts actually recovered by the Indemnitee under any insurance policies (other than the R&W Policy) with respect to such Losses, net of any costs or expenses incurred in connection with such recovery or premium increases. The Indemnitee(s) shall use commercially reasonable efforts to pursue recovery for Losses under any such available insurance policies and shall use commercially reasonable efforts to pursue payment from any applicable Person under any agreement, contract, arrangement or commitment pursuant to which the Indemnitee(s) are entitled to indemnification for any Loss for which an Indemnitee seeks indemnification pursuant to this Article 5; provided, that the pursuit of any such recovery shall not be a condition or prerequisite to making of a claim for indemnification, or the receipt of indemnification payments, under this Article 5. If any such insurance proceeds are actually recovered under insurance policies after payment of any amount otherwise required to be paid to an Indemnitee under this Article 5, the applicable Indemnitee shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article 5 had such actual recovery been made at the time of such payment (net of any costs or expenses incurred in connection with such recovery or premium increases). Notwithstanding anything herein to the contrary, (i) except as set forth in Section 5.7(e), in no event shall any Indemnitee’s pursuit of any such recovery under any insurance policy or from any third party delay such Indemnitee from making a claim for indemnification, or receiving any indemnification payment, under this Article 5 and (ii) in no event shall any Indemnitee have any obligation to commence or threaten litigation, suit or arbitration against any insurance carrier or any other Person. Nothing in this Agreement shall in any way restrict or limit the general obligation at Law of any Indemnitee to mitigate any Loss which it may suffer or incur by reason of a breach of any representation, warranty, covenant of obligation of any other Party under this Agreement. Losses payable by an Indemnifying Person are to be determined without duplication such that no Indemnified Person actually recovers more than once for the same Losses, irrespective of whether the state of facts giving rise to such Losses constitute a breach of or inaccuracy in more than one representation, warranty, covenant, obligation or agreement.
(h)
Notwithstanding anything herein to the contrary, an Indemnitee shall only be permitted to recover with respect to any particular Losses suffered by it once as it is the parties’ intent that once any particular Losses have been recovered by a particular Indemnitee under one provision, such Losses no longer exist with respect to the Indemnitee and, therefore, recovery by the Indemnitee for such same Losses under another provision would constitute an unintended and prohibited “double” recovery.
(i)
Notwithstanding anything herein to the contrary, no Buyer Indemnified Party shall be entitled to be indemnified under this Article 5 for any Losses to the extent such Losses are with respect to a liability accrued on or reserved for, in each case, on a dollar-for-dollar basis, in the calculation of the Net Working Capital or otherwise in the determination of the Purchase Price.
5.7
Recourse for Losses.
(a)
Any Losses claimed by a Buyer Indemnified Party in respect of a claim for indemnification pursuant to Section 5.2(a) (other than in respect of an inaccuracy or breach of any Fundamental Representation) shall (i) first, be applied against the Indemnification Deductible until the aggregate amount of Losses sustained by such Buyer Indemnified Party under Section 5.2(a) exceeds the

Indemnification Deductible, (ii) second, to the extent that some or all of the Retention Amount remains to be satisfied under the R&W Policy, from the Seller Parties, jointly and severally, until an amount equal to the Retention Amount then remaining to be satisfied under the R&W Policy at such time has been satisfied, and (iii) thereafter, be recoverable solely from the R&W Policy in accordance with the terms thereof.
(b)
Any Losses claimed by a Buyer Indemnified Party in respect of a claim for indemnification pursuant to Section 5.2(a) in respect of an inaccuracy or breach of any Fundamental Representation shall (i) first, to the extent that some or all of the Retention Amount remains to be satisfied under the R&W Policy, from the Seller Parties, jointly and severally, until an amount equal to the Retention Amount then remaining to be satisfied under the R&W Policy at such time has been satisfied, (ii) thereafter, recovered from the R&W Policy in accordance with the terms thereof, (iii) thereafter, by setting off against any Additional Cash Consideration then due and owing, and (iv) thereafter, to the extent any Losses remain to be satisfied because the R&W Policy limits have been exceeded, be recoverable from the Seller Parties, jointly and severally; provided that, notwithstanding the foregoing, if any Losses indemnifiable under Section 5.2(a) resulting from or arising out of an inaccuracy or breach of any Fundamental Representation are satisfied by payment under the R&W Policy (all such amounts so paid in the aggregate are referred to herein as the “Fundamental Payment Amounts” XE “Excess Payment Amounts “ \t “Section 9.4(b)”) and the coverage limit under the R&W Policy is later reached or exceeded, the Seller Parties shall be obligated to indemnify the Buyer Indemnified Parties, jointly and severally, upon demand by wire transfer of immediately available funds to an account or accounts designated in writing by such Buyer Indemnified Party, for Losses pursuant to Section 5.2(a) in an amount not to exceed the Fundamental Payment Amounts.
(c)
Subject to the other limitations set forth in this Article 5, in the event that any claim by a Buyer Indemnified Party for Losses hereunder (a “Buyer Claim”) is (i) uncontested or agreed to by Seller or (ii) has been resolved in favor of a Buyer Indemnified Party pursuant to any order, award, settlement, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Government Authority or arbitrator (“Order”), the Buyer Claim shall be satisfied, and Buyer Indemnified Party may, at its option, seek payment from the Seller Parties from any one or more of the following sources: (1) set-off against any Additional Cash Consideration then due and owing and (2) by payment in Cash or other immediately available funds from the Seller Parties.
(d)
In the event that any claim by a Seller Indemnified Party for Losses hereunder (a “Seller Claim”) (i) is uncontested or agreed to by Buyer or (ii) has been resolved in favor of a Seller Indemnified Party pursuant to any Order, the Seller Indemnified Party shall seek payment and the Seller Claim shall be satisfied by payment of Cash or other immediately available funds from Buyer.
(e)
To the extent the Buyer Indemnified Parties incur or suffer Losses for which the underlying facts or circumstances could reasonably give rise to a claim for indemnification under Section 5.2(a), the Buyer Indemnified Parties shall first seek recovery for such Losses under the R&W Policy. To the extent that recovery for such Loss is denied under the R&W Policy and such claim for indemnification could reasonably be made under any of Sections 5.2(b)-(f), the Buyer Indemnified Parties may seek recovery directly from the Seller Parties under Sections 5.2(b)-(f), as applicable. For the avoidance of doubt, this Section 5.7(e) shall not apply to claims for indemnification under Section 5.2(g).
5.8
Exclusive Remedy. The Parties acknowledge and agree that, other than with respect to Section 1.6 the indemnification provided under this Article 5 and under the R&W Policy shall be the sole and exclusive remedy for any monetary damages with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or other obligation set forth in this Agreement, and no Person shall have any other entitlement, remedy or recourse, whether in contract, tort or otherwise; provided, however, the foregoing limitation shall not apply in the case of Fraud.

6.
RESTRICTIVE COVENANTS.
6.1
Non-Competition. The Seller Parties acknowledge and agree that in order to assure that the Purchased Assets will retain their value in the operation of the Business, it is necessary that the Seller Parties will undertake not to utilize their present special knowledge of the Business to compete with Buyer during the Restricted Period. The Seller Parties further acknowledge that (i) the Owner possesses extensive knowledge and a unique understanding of the Business as well as (subsequent to the transactions contemplated by this Agreement) the proprietary and confidential information concerning Buyer and the Business; (iii) the agreements and covenants contained in this Section 6.1 are essential to protect Buyer and the value of the Purchased Assets and the Business and are a condition precedent to Buyer’s willingness to pay the Purchase Price; and (iv) Buyer would be irreparably damaged if any Seller Party was to provide services or any products to any person or entity in violation of the provisions of this Agreement. The Seller Parties (the “Restricted Parties”) hereby agree that for such period of time equal to four (4) years immediately following the Closing Date (the “Restricted Period”), each such Restricted Party shall not directly or indirectly, either for itself, himself or through any other Person, engage in, invest in, participate in, or permit its name to be used by, or otherwise assist any enterprise engaging in or participating in, the Business anywhere in North America; provided, however, notwithstanding the foregoing, none of the following shall constitute a violation of this Section 6.1: (i) the passive ownership or purchase, solely by reason thereof, by any Seller Party or any of its respective controlled Affiliates of (A) any minority interest in any equity securities of any Person that does not derive more than twenty percent (20%) of its revenue from telepsychiatry services, (B) any equity or debt securities in a private equity fund, hedge fund, exchange-traded fund, mutual fund or similar investment vehicle or (C) five percent (5%) or less of the equity securities of a publicly traded company; or (ii) the acquisition, and thereafter the operation, by any Seller Party or any of its respective controlled Affiliates of any business or any Person that engages in telepsychiatry services; provided, further, if the trailing twelve (12)-month revenue of such acquired business or Person attributable to telepsychiatry services, as measured at the time of such acquisition, is more than twenty percent (20%) of the total trailing twelve (12)-month revenue for such acquired business or Person at the time of such acquisition, such Restricted Party shall use commercially reasonable efforts to, as soon as reasonably practicable, cease the operation of, or divest, the portion of such business or the portion of such Person’s business that engages in telepsychiatry services. Each of the Restricted Parties agrees that this covenant is reasonably designed to protect Buyer’s substantial investment being made hereunder and is reasonable with respect to its duration, geographical area and scope.
6.2
Non-Solicitation. For a period of one (1)-year following the Closing (the “Non-Solicit Period”), no Restricted Party may directly, or indirectly through another Person, (i) recruit or solicit for employment any employee of Buyer or any of its Affiliates or knowingly encourage any employee of Buyer or any of its Affiliates to leave the employment of Buyer or such Affiliate or otherwise hire, employ, engage or contract any such employee to perform services other than for the benefit of Buyer or its Affiliates, or (ii) call on, solicit or service any business relationship of Buyer or any of its Affiliates in order to induce or attempt to induce such Person to interfere with the relationship between any such business relation and Buyer or any of its Affiliates. Notwithstanding the foregoing, nothing contained in this Section 6.2 will be construed to prohibit any Restricted Party from (x) placing, or causing to be placed, any general advertisements (including advertisements posted on the Internet or social media) that are not specifically targeted at any employee of Buyer or any of its Affiliates (and hiring, employing, engaging or contracting with any current or former employee of Buyer or any of its Affiliates responding so such general advertisements), (y) engaging any recruiting firm or similar organization to conduct a search that is not specifically targeted at Buyer or any of its subsidiaries or any employee of Buyer or any of its Affiliates (and hiring, employing, engaging or contracting with any current or former employee of Buyer or any of its Affiliates responding so such general advertisements) or (z) recruiting or soliciting for employment, or otherwise hiring, employing, engaging or contracting with, any employee of the other Party whose employment with Buyer or its Affiliates was (A) voluntarily terminated by such Party at least six (6) months prior to the date of such recruitment or solicitation by Buyer or its Affiliates, or (B) involuntarily terminated by Buyer. Notwithstanding the foregoing, no Restricted Party may hire, employ or engage Tara Neugent during the Non-Solicit Period.
6.3
Confidential Information. Following the Closing, except as may be required by Law or by the applicable rules of any stock exchange or quotation system on which the Seller Parties or any of their respective Affiliates lists or trades securities, the Seller Parties shall keep secret and retain in strictest confidence and shall not, without the prior written consent of Buyer, furnish, make available or disclose to any third party or use for the benefit of Seller or any third party, any Confidential Information. As used in this Agreement, “Confidential Information” shall mean any information relating to the business or affairs of Buyer or the Business, including information relating to financial statements, customer identities, potential customers, employees, suppliers, servicing methods, equipment, programs, strategies and information, analyses, profit margins or other proprietary information used by Buyer; provided, however, that Confidential Information shall not include any information or data (a) which has been disclosed to the public by Buyer, (b) which has been independently developed and disclosed by others, (c) which has otherwise entered the public domain or becomes known in the industry through no wrongful act on the part of any Seller Party, or (d) inventions or ideas of a Seller Party that such Seller Party can demonstrate existed prior to the date hereof. The Seller Parties acknowledge that the Confidential Information is vital, sensitive, confidential and proprietary to Buyer.
6.4
Blue-Pencil. If any court of competent jurisdiction shall at any time deem the term of any provision of this Agreement or any particular restrictive covenant contained in this Article 6 too lengthy, the scope too broad or the territory too extensive, the other provisions of this Article 6 shall nevertheless stand, the periods specified herein shall be deemed to be the longest period permissible by Law under the circumstances, the scope shall be the broadest permissible by Law under the circumstances and the territory shall be deemed to comprise the largest territory permissible by Law under the circumstances. The court in each case shall reduce the time period, scope and/or territory to permissible duration, scope and/or size.
6.5
Remedies. The Seller Parties acknowledge and agree that the covenants set forth in this Article 6 are reasonable and necessary for the protection of Buyer’s business interests and to protect the value of the Purchased Assets and the Business, that irreparable injury may result to Buyer if any Seller Party breaches any of the terms of the restrictive covenants and that in the event of actual or threatened breach of any such restrictive covenants, Buyer will have no adequate remedy at Law. The Seller Parties accordingly agree that in the event of any actual or threatened breach by any Seller Party of any of the covenants set forth in this Article 6, Buyer shall be entitled to seek immediate temporary injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. Subject to the limitations set forth in Article 5, nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.
7.
ADDITIONAL COVENANTS.
7.1
Further Assurances. From time to time after the Closing Date, and without further consideration, the Parties shall execute and deliver, or arrange for the execution and delivery of, such other instruments of conveyance and transfer and take or arrange for such other actions as may be reasonably requested by the other Party to more effectively complete any of the transactions provided for in this Agreement or any document contemplated hereby.
7.2
Tax Matters.
(a)
Responsibility for Filing Tax Returns; Straddle Period Allocation.

(i)
Seller shall (at its own expense) prepare, or cause to be prepared, all income Tax Returns for Asana PC for any taxable period ending on or before the Closing Date with an initial due date (taking into account any applicable extensions) after the Closing Date (each, a “Pre-Closing Tax Return XE " Tax Return" \t "7.2(a)(i)" ”). All Pre-Closing Tax Returns shall be prepared consistent with the past practice of Asana PC, unless otherwise required under applicable Law. At least thirty (30) days prior to the date on which any Pre-Closing Tax Return is required to be filed (taking into account any valid extensions), Seller shall submit such Pre-Closing Tax Return (other than any Tax Return that is part of a combined, consolidated, affiliated, aggregated, or unitary group Tax Return that includes Asana PC (“Combined Tax Return XE "Combined Tax Return" \t "7.2(a)(i)" ”)) to Buyer for Buyer’s review. Buyer shall provide written notice to Seller of its disagreement with any items in such Pre-Closing Tax Return within ten (10) days of its receipt of such Pre-Closing Tax Return, and if Buyer fails to provide such notice, such Pre-Closing Tax Return shall become final and binding upon the Parties, and, to the extent applicable, Buyer shall timely and properly file such Pre-Closing Tax Return as prepared by Seller. Seller shall consider in good faith any reasonable comments timely received from Buyer.

(ii)
Buyer shall (at its own expense) prepare or cause to be prepared, and file or cause to be filed, all Tax Returns for Asana PC, other than a Pre-Closing Tax Return or a Combined Tax Return (as described in Section 7.2(a)(i)) with an initial due date (taking into account any applicable extensions) after the Closing Date (each such Tax Return, a “Buyer Tax Return XE "Buyer Tax Return" \t "7.2(a)(ii)" ”). All material Buyer Tax Returns (excluding, for the avoidance of doubt, any sales, use, payroll or other similar Tax Return) that relate to a Pre-Closing Tax Period (including any Straddle Period) (each such Tax Return, a “Seller Reviewed Return”) shall be prepared consistent with the past practice of Asana PC, unless otherwise required under applicable Law. At least thirty (30) days prior to the date on which any Seller Reviewed Return is required to be filed (taking into account any valid extensions, and for any non-income Tax Return, such shorter period as is reasonable to give Seller a meaningful opportunity to review and comment), Buyer shall submit such Seller Reviewed Return, including, in the case of a Straddle Period, a schedule reflecting the allocation of Taxes between the pre-Closing portion and post-Closing portion of any Straddle Period (“Straddle Period Allocation”), to Seller for Seller’s review. Seller shall provide written notice to Buyer of its disagreement with any items in such Seller Reviewed Return or Straddle Period Allocation within ten (10) days of its receipt of such Seller Reviewed Return or Straddle Period Allocation, and if Seller fails to provide such notice, such Seller Reviewed Return or Straddle Period Allocation (as applicable) shall become final and binding upon the Parties, and Buyer shall timely and properly file such Seller Reviewed Return. Buyer shall consider in good faith any reasonable comments timely provided by Seller.

(iii)
For all purposes under this Agreement, in the case of any Straddle Period, the portion of Taxes (or any Tax refund and amount credited against any Tax) that are allocable to the portion of the Straddle Period ending on the Closing Date will be: (i) in the case of property Taxes and other Taxes imposed on a periodic basis without regard to income, payroll, gross receipts or sales or use, deemed to be the amount of such Taxes (or Tax refund or amount credited against Tax) for such entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the portion of such Straddle Period ending on the end of the Closing Date and the denominator of which is the number of calendar days in such entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the Tax period of Asana PC terminated at the end of the Closing.

(iv)
Buyer shall not file or cause to be filed any election under Section 336 or Section 338 of the Code (or any similar provision of U.S. federal, state and local Tax law) with respect to Asana PC.
(b)
Seller’s Consent. Except with Seller’s consent not to be unreasonably withheld, delayed or conditioned, Buyer shall not, and shall not permit any of its Affiliates (including, following the Closing, Asana PC) to, with respect to Asana PC (i) except for the initial filing of a Tax Return pursuant to Section 7.2(a) or upon prior written request by Seller, file, re-file, supplement, or amend any Tax Return of Asana PC for any Pre-Closing Tax Period that may directly or indirectly increase the Tax liability of a Seller Party, (ii) pursue any voluntary disclosure agreement or similar process with any Government Authority regarding any Taxes or Tax Returns of Asana PC that were originally due on or before the Closing Date (taking into account any applicable extensions), or (iii) make any Tax election with respect to Asana PC that is retroactively effective on or before the Closing Date, or (iv) take any action on the Closing Date but after the Closing outside the ordinary course of business (other than as required by this Agreement) that would create a Tax liability with respect to any Pre-Closing Tax Period.
(c)
Cooperation. The Parties will (and will cause their respective Affiliates to) cooperate with each other to provide each other with such assistance as may be reasonably requested by them in connection with the preparation of any Tax Returns or amended Tax Returns, any audit or other proceeding with respect to Taxes of the Asana PC the Business, and the Purchased Assets (or, as applicable, any direct or indirect owners thereof) and the enforcement of the provisions of this Section 7.2. Such cooperation will include, including upon Seller’s reasonable request, providing records and information that are reasonably relevant to any such matters and making employees available on a mutually convenient basis to provide additional information. Notwithstanding anything to the contrary in this Agreement, none of Seller or its Affiliates shall be required to provide any Person with any Combined Tax Return.
(d)
Contest Provisions. Buyer shall promptly notify Seller in writing upon receipt by Buyer, any of its Affiliates, of notice of any pending or threatened Tax audits, examinations or assessments by any Government Authority with respect to Asana PC or the Purchased Assets for the Pre-Closing Tax Period, including any Straddle Period (“Tax Proceeding XE "Tax Proceeding" \t "7.2(e)" ”); provided that failure to provide such notification timely shall not affect Buyer’s right to indemnification hereunder except to the extent Seller is actually and materially prejudiced by such failure. Seller may (at its cost and expense), elect to control the conduct of any Tax Proceeding which may directly or indirectly affect the Tax liabilities of Seller or its Affiliates (in each case, any of their direct or indirect beneficial owners) for taxable periods ending on or prior to the Closing Date (“Seller Tax Proceeding XE "Seller Tax Proceeding" \t "7.2(e)" ”). Buyer shall (as its own expense) control any other Tax Proceeding. The party in control of any Tax Proceeding as set forth in this Section 7.2(d) shall (i) keep the non-controlling party reasonably informed with respect to such Tax Proceeding, (ii) allow the non-controlling party to participate fully (including along with counsel and other advisors of non-controlling party’s choice) in such Tax Proceeding and provide comments regarding the conduct of or positions taken in any such proceeding, at the non-controlling party’s cost and sole expense, and (iii) not settle, compromise or abandon such Tax Proceeding without the prior written consent of the non-controlling party (such consent not to be unreasonably withheld, conditioned or delayed). In the event of a conflict between the provisions of this Section 7.2(d) on the one hand and the provisions of Section 5.4 or Section 5.5 on the other hand, the provisions of this Section 7.2(d) shall control. Notwithstanding anything to the contrary in this Agreement, Seller (or applicable Affiliate thereof) shall have the exclusive right to control in all respects, and Buyer shall not be entitled to participate in, any Tax Proceeding to the extent that such Tax Proceeding relates to any Combined Tax Return.
(e)
FIRPTA Certificate. Seller (or, if such Seller is a disregarded entity for U.S. federal income Tax purposes, such Seller’s regarded owner) shall have duly executed and delivered to Buyer an IRS Form W-9 (“FIRPTA Certificate”).
(f)
Wage Reporting. Buyer and Seller agree to utilize or cause their respective Affiliates to utilize, the standard procedure set forth in Revenue Procedure 2004-53, 2004-2 C.B. 320, with respect to wage reporting.
(g)
Income Tax Accrual. The excess, if any, of (x) the Income Tax Accrual included in Indebtedness, over (y) the Tax liability allocable to a Pre-Closing Tax Period that is reflected on the applicable income Tax Return described in this Section 7.2 shall be treated as a Tax refund (pursuant to Section 7.2(h)) on the date such Tax Return is filed.
(h)
Refunds and Credits. Any refunds or credits of Taxes plus any interest received (or, in the case of any Straddle Period, that would have been received if the Straddle Period ended on the end of the Closing Date) with respect thereto (net of any Taxes imposed on such refund or credit and reasonable out-of-pockets costs) from the applicable Government Authority that is directly attributable to any indemnification payment made (or economically borne) by the Seller (or any Affiliate thereof) pursuant to Section 5.2 due to a breach of any Tax related covenant or the breach or inaccuracy of any Tax related representation or warranty contained in this Agreement or the Asana PC Stock Purchase Agreement or Section 5.2(e) for Taxes paid (or economically borne) by a Buyer Indemnified Party or the Seller (or any of its Affiliates) (or any amount described in Section 7.2(g)) shall be for the account of Seller, and shall be paid by Buyer to Seller within ten (10) days after Buyer or Asana PC receives such refund or after the relevant Tax Return or amended Tax Return is filed in which a credit is applied. In the event where any portion of the Tax refunds that are paid over to Seller (pursuant to this Section 7.2(h)) is subsequently required to be repaid to any Government Authority, Seller shall, within ten (10) days of receiving notice of such claim, pay such amount plus any interest or penalties (imposed by any Governmental Authority with respect to such Tax refund or credit) to Buyer and Buyer shall promptly repay the applicable Governmental Authority such Tax refund or credit and any interest or penalties (as applicable).
7.3
Misdirected Payments. Seller agrees that after the Closing it will hold and will promptly transfer and deliver to Buyer, from time to time as and when received by Seller, any cash, checks with appropriate endorsements, or other Purchased Asset that Seller receives after the Closing that properly belongs to Buyer and will account to Buyer for all such receipts. Buyer agrees that after the Closing it will hold and will promptly transfer and deliver to Seller, from time to time as and when received by Buyer, any cash, checks with appropriate endorsements, or other Excluded Asset that Buyer receives after the Closing that properly belongs to Seller and will account to Seller for all such receipts.
7.4
Public Announcements. Unless required by applicable Law (in which case the disclosing Party will use its commercially reasonable efforts to, to the extent not prohibited by Law, (a) advise the other Party before making such disclosure and (b) provide such other Party a reasonable opportunity to review and comment on such release or announcement (which comments the disclosing Party shall consider in good faith)) or, in the case of the Seller Parties, by the applicable rules of any stock exchange or quotation system on which the Seller Parties or any of their respective Affiliates lists or trades securities, none of the Parties shall make any public disclosure or permit any of such Party’s affiliates or representatives to make any public disclosure (whether or not in response to an inquiry) with respect to this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby unless previously approved by the other Parties in writing, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, nothing in this Agreement, including this Section 7.4, prevents any Party (or any affiliate thereof that is a private equity or other investment fund or management company in respect thereof) in each case, from making customary disclosures (a) to such Person’s direct or indirect investors, (b) to potential investors in connection with fundraising activities, or (c) to other parties to any Assumed Contract or otherwise as appropriate to perform contractual obligations thereunder; provided, further, in no event shall any Party disclose the Purchase Price or any component thereof to any Person without the prior written consent of the other Party, unless required by applicable Law or, in the case of the Seller Parties, by the applicable rules of any stock exchange or quotation system on which the Seller Parties or any of their respective Affiliates lists or trades securities.
7.5
Seller Names. Following the Closing, Seller shall, as promptly as practicable (but in no event more than thirty (30) days after the Closing Date), (a) amend Seller’s (and its affiliates’, if applicable) organizational and governing documents and registrations to do business so as to change Seller’s company name and those of its affiliates (if applicable) to a name that does not include the company name “Aligned” or “Asana” or any derivation or variation thereof (the “Trade Names”), and is not likely to be confused with any marks or trade names included in the Purchased Assets, and (b) remove the Trade Names from any marketing and other similar materials used by Seller or any of its Affiliates, if reasonably practicable to do so, or replace such materials with materials that do not use the Trade Names. The Buyer hereby grants to the Seller Parties, for a period commencing on the Closing Date and ending thirty (30) days after the Closing Date, a non-exclusive, worldwide, royalty-free, nonassignable, nontransferable, nonsublicenseable license to use the Trade Names.
7.6
Post-Closing Insurance Coverage. Owner will obtain and use commercially reasonable efforts to maintain medical malpractice insurance coverage for the Pre-Closing period under Owner’s existing and go-forward medical malpractice policies, which shall provide malpractice coverage for allegedly or actually committed malpractice acts by any medical professionals while acting for or on behalf of the Business prior to the Closing. Following the Closing, on each of the first three (3) consecutive twelve (12)-month anniversaries of the Closing Date, Owner will furnish to Buyer (i) a Certificate of Insurance and (ii) the related endorsement confirming that Owner’s medical malpractice insurance coverage with respect to such matters remains in full force and effect.
7.7
R&W Policy. Buyer shall, at the Closing, submit to be bound, and instruct the applicable insurer to bind, the R&W Policy. The Buyer covenants that the R&W Policy provides that the insurer shall waive and not pursue any subrogation rights against the Seller Parties or their respective affiliates and representatives, except for claims for Fraud, and from and after binding of the R&W Policy, Buyer shall not, and shall not allow any other party thereto to, amend, modify, or otherwise change, terminate, or waive any provision of the R&W Policy in a manner adverse to any Seller Party, including any rights of the insurer to subrogate or seek recovery from any Seller Party or any affiliates or representatives of any Seller Party. The Buyer shall bear all costs associated with obtaining the R&W Policy, including the premium, deductible, fees (including broker, due diligence, and underwriting fees), commissions, Taxes, and legal fees for counsel engaged by the underwriter, except the premium shall be borne (a) 50% by Buyer and (b) 50% by Seller (which Seller’s portion thereof shall be treated as a Pre-Closing Expense).
7.8
Post-Closing Matters.
(a)
Following the Closing, the Seller Parties shall cooperate with, and provide such assistance as is reasonably requested by, Buyer and any of its Affiliates in connection with Buyer’s reasonable review of the 2017-2022 RCM Services; provided, that nothing in this Section 7.8 shall create any obligation on the part of Buyer to conduct such review. Buyer shall not make any filings, submissions, declarations, repayments, or notifications to, or have any other communications with, any Government Authority or other Person with respect to the 2017-2022 RCM Services without the prior written consent of Owner (which shall not be unreasonably withheld), except as may be reasonably determined to be required by any Healthcare Laws. Each of Buyer, on the one hand, and the Seller Parties, on the other hand, will provide to the other copies of all correspondence between it (or its advisors) and any Government Authority relating to the 2017-2022 RCM Services. Each of Buyer, on the one hand, and Owner, on the other hand, will consult and cooperate with one another in connection with any analyses, arguments, and proposals made or submitted by or on behalf of any party hereto relating to the 2017-2022 RCM Services.
(b)
Following the Closing, the Seller Parties shall commence (at their sole cost and expense) an audit of the 2023 RCM Services (the “2023 RCM Audit”), which audit will be (A) limited to a statistically valid review of the claims submitted in connection with the 2023 RCM Services and (B) prepared in a manner consistent with the approach and methodology utilized in the audit of the 2017-2022 RCM Services conducted by PYA, P.C. The Seller Parties shall use commercially reasonable efforts to cause the 2023 RCM Audit to be completed on or before the six (6)-month anniversary of the Closing Date. Notwithstanding anything to the contrary in this Section 7.8(b), any failure of the Seller Parties to conduct the 2023 RCM Audit as a result of the failure of one or more customers to provide information reasonably requested by the Seller Parties and necessary or appropriate to conduct the 2023 RCM Audit shall not be deemed a breach by the Seller Parties of this Section 7.8(b). Seller Parties shall provide progress updates and interim reports to Buyer upon Buyer’s reasonable request, and shall provide a complete copy of any work product produced pursuant to the 2023 RCM Audit, whether or not such is styled as final. Following the Closing, the Seller Parties shall cooperate with, and provide such assistance as is reasonably requested by, Buyer and any of its Affiliates in connection with Buyer’s review of the 2023-2024 RCM Services, which Buyer may undertake at its sole discretion, including by providing such information and cooperation as necessary for Buyer to quantify any potential overpayment due to third party payors in respect of the 2023-2024 RCM Services. Nothing in this Section 7.8(b) creates an obligation on the part of Buyer to conduct such review, and any failure of Buyer to do so shall not affect or act as a waiver of Seller Parties’ other obligations under this Agreement, including without limitation its indemnification obligations. Buyer shall not make any filings, submissions, declarations, repayments, or notifications to, or have any other communications with, any Government Authority or other Person with respect to the 2023-2024 RCM Services without the prior written consent of Owner (which shall not be unreasonably withheld), except as may be reasonably determined by Buyer to be required by any Healthcare Laws, in which case, the taking of any such action reasonably determined by Buyer to be required by Healthcare Laws shall not be deemed a breach by the Buyer of this Section 7.8(b). Each of Buyer, on the one hand, and the Seller Parties, on the other hand, will provide to the other copies of all correspondence between it (or its advisors) and any Government Authority relating to the 2023-2024 RCM Services. Each of Buyer, on the one hand, and Owner, on the other hand, will consult and cooperate with one another in connection with any analyses, arguments, and proposals made or submitted by or on behalf of any party hereto relating to the 2023-2024 RCM Services.
(c)
Notwithstanding anything in the Transition Services Agreement to the contrary, following the Closing, the Seller Parties shall use commercially reasonable efforts to promptly resolve the Houston Methodist Contract Matters. Following the Closing, Buyer shall reasonably cooperate with, and provide such assistance as is reasonably requested by, the Seller Parties in connection with the efforts of the Seller Parties to resolve such matters, including any efforts to settle, compromise or discharge any claims or liabilities owed to Houston Methodist. Buyer shall not make any filings, submissions, declarations, repayments, or notifications to, or have any other communications with, any Government Authority or other Person, including Houston Methodist, with respect to the Houston Methodist Contract Matters without the prior written consent of Owner, except as may be reasonably determined to be required by any Healthcare Laws. Neither the Seller Parties, on the one hand, nor Buyer or any of its Affiliates, on the other hand, shall settle, compromise or discharge any claims or liabilities owed to Houston Methodist in respect of the Houston Methodist Contract Matters without the prior written consent of the other Parties.

7.9
Owner Assumed Contracts. Following the Closing, the Parties shall use commercially reasonable efforts to, and Buyer and its Affiliates (including, following the Closing, Asana PC) shall reasonably cooperate with Seller to remove Owner or Seller, as applicable, from any Assumed Contracts or contracts of Asana PC to which either such Party remains a party (the “Owner Assumed Contracts”) such that Owner and Seller have no further liabilities or obligations thereunder.
7.10
2024 Bonuses. Following the Closing, Owner will pay any unpaid bonus amounts in respect of calendar year 2024 (other than the Retention Bonuses) owed to the employees and independent contractors of the Company Group listed on Schedule 7.10 (each, a “Bonus Recipient” and, collectively, the “Bonus Recipients”), in each case, up to the amount set forth adjacent to such Bonus Recipient’s name on Schedule 7.10 and on or before the Bonus Payment Date adjacent to such Bonus Recipient’s name on Schedule 7.10. Bonuses to be paid to Bonus Recipients identified as employees of Owner on Schedule 7.10 will be paid in accordance with Owner’s corporate bonus plan as in effect on the Closing Date and bonuses to be paid to Bonus Recipients identified as employees or independent contractors of Asana PC on Schedule 7.10 (including any response time, licensing, privileging, quality or other bonuses, but excluding the Retention Bonuses) will be paid in accordance with Asana PC’s contractual obligations in effect as of immediately prior to the Closing. Notwithstanding anything to the contrary contained herein, the aggregate amount of the retention bonuses set forth on Schedule 7.10 (the “Retention Bonuses”) shall be paid to the Bonus Recipients by Buyer, in the amounts set forth adjacent to each Bonus Recipient’s name on Schedule 7.10, and the aggregate amount of the Retention Bonuses shall not be (or be deemed to be) Indebtedness or a current liability of the Company Group and shall in no event reduce Closing Cash Consideration or the Closing Date Payment.
8.
MISCELLANEOUS.
8.1
Notices. All notices, requests, demands, claims or other communications hereunder will be in writing and shall be deemed duly given if personally delivered, sent by electronic mail with confirmation of receipt, or sent by a nationally recognized overnight delivery service, return receipt requested (“Overnight Delivery”) or mailed registered or certified mail, return receipt requested, postage prepaid, transmitted or addressed to the intended recipient as set forth below:

If to Buyer:

4500 N. Lewis Avenue

Sioux Falls, South Dakota 57104

Attn: CEO

Email: doug.duskin@avelecare.com

With a copy (which shall not constitute notice) to:

Arnall Golden Gregory, LLP

171 17th Street NW

Suite 2100

Atlanta, Georgia 30363

Attn: Sherman Cohen, Esq.

Email: sherman.cohen@agg.com

If to Seller or Owner:

c/o American Well Corporation
75 State Street, 26th Floor

Boston, MA 02109
Attention: Bradford Gay, General Counsel
Email: bradford.gay@amwell.com

With a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, Massachusetts 02111
Attention: William S. Perkins; Scott Dunberg
Email: wsperkins@mintz.com; spdunberg@mintz.com

or at such other address as any party hereto notifies the other parties hereof in writing. The Parties agree that notices or other communications that are sent in accordance herewith (i) by personal delivery or via email with confirmation of receipt will be deemed received on the day sent or on the first Business Day thereafter if not sent on a Business Day, (ii) by Overnight Delivery, will be deemed received on the first Business Day immediately following the date sent, and (iii) by U.S. mail, will be deemed received three (3) Business Days immediately following the date sent.

8.2
Entire Agreement. This Agreement (including the Disclosure Schedule and Exhibits), the other Transaction Documents, and the agreements and documents referred to herein and therein contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.
8.3
Expenses. Except as otherwise provided herein, the Parties will pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement and the other Transaction Documents.
8.4
Governing Law; Submission to Jurisdiction. All matters relating to the negotiation, interpretation, construction, validity, and enforcement of this Agreement, and all claims or causes of action that may be based upon, arise out of or relate to this Agreement or its negotiation or the transactions contemplated hereby, whether based on contract, tort, statutory or other Law, shall be governed by the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of law). Any dispute, controversy or question of interpretation arising under, out of, in connection with or in relation to this Agreement or any breach or default hereunder shall be litigated exclusively in the Court of Chancery of the State of Delaware and the appellate courts having jurisdiction of appeals in such ort or, if none of the foregoing courts has subject matter jurisdiction, then the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such court or, if none of the foregoing courts have subject matter jurisdiction, then the Superior Court of the State of Delaware and the appellate courts having jurisdiction of appeals in such court. Each of the Parties hereby irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of any such court and each of the Parties hereby irrevocably and unconditionally waives all objections and defenses that such Party may have based on improper venue or forum non conveniens to the maintenance of any action in any such court. Each Party agrees that service of any process, summons, notice, or document by U.S. registered mail addressed to such Party in accordance with Section 8.1 will be effective service of process for any proceeding brought against such Party in any such court.
8.5
Acknowledgement; Disclaimers.

(a)
The Buyer acknowledges that it has conducted to its satisfaction an independent due diligence investigation and verification of the condition (financial or otherwise), operations, assets, liabilities, properties, and technology and the business of each member of the Company Group and, in making its determination to proceed with the transactions contemplated by this Agreement, the Buyer has relied and will rely on the results of its own independent investigation and verification and not any factual representations or other statements, promises, projections, or opinions of the Owner, the Seller, Asana PC, or any of their respective Affiliates or officers, directors, managers, equity holders, employees, agents, consultants, or representatives, except for the specific representations and warranties of the Seller Parties expressly and specifically set forth in Article 3, as modified by the Disclosure Schedule, and the specific representations and warranties of Dr. Horner expressly and specifically set forth in Section 3 of the Asana PC Stock Purchase Agreement (collectively, the “Company Group Representations”). The Buyer further acknowledges that, except as set forth herein and in the Asana PC Stock Purchase Agreement, no promise or inducement for this Agreement or any other Transaction Document was offered by the Owner, the Seller, Asana PC or any of their respective representatives or relied upon by the Buyer.
(b)
The Buyer acknowledges that none of the Owner, the Seller, Asana PC, nor any other Person acting on behalf of the Owner, the Seller, Asana PC or any of their respective Affiliates has made any representation or warranty, express or implied, as to the accuracy, completeness, absence, or omission of any information regarding the Company Group or their respective businesses or assets, except for the Company Group Representations. The Buyer further agrees that, except in the case of Fraud or breach of the Company Group Representations, neither the Owner, the Seller, Asana PC nor any other Person will have or be subject to any liability to the Buyer or any other Person resulting from the distribution to the Buyer, or the Buyer’s use of, any such information, and any information, document, or material made available to the Buyer or the Buyer’s representatives in certain “data rooms,” management presentations, or any other form in expectation of the transactions contemplated by this Agreement or any other Transaction Document.
(c)
THE COMPANY GROUP REPRESENTATIONS, AS MODIFIED BY THE DISCLOSURE SCHEDULE, CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES TO THE BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, AND THE BUYER UNDERSTANDS, ACKNOWLEDGES, AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED INCLUDING, ANY RELATING TO SELLER, ASANA PC, THE BUSINESS, FUTURE OR HISTORICAL CONDITION (FINANCIAL OR OTHERWISE) OR OPERATING OR FINANCIAL RESULTS, ESTIMATES, PROJECTIONS, FORECASTS, PLANS, OR PROSPECTS, (INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS, FORECASTS, PLANS, OR PROSPECTS) OR ASSETS, LIABILITIES, PROPERTIES, OR TECHNOLOGY, ANY ENVIRONMENTAL, HEALTH, OR SAFETY MATTERS, THE ACCURACY, COMPLETENESS, ABSENCE, OR OMISSION OF ANY INFORMATION REGARDING SELLER, ASANA CA PC, OR THE BUSINESS, INCLUDING THE PURCHASED ASSETS, FURNISHED OR MADE AVAILABLE TO THE BUYER AND ITS AFFILIATES AND REPRESENTATIVES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, ARE SPECIFICALLY DISCLAIMED AND DISAVOWED BY THE SELLER PARTIES AND ARE NOT BEING RELIED ON BY THE BUYER IN DECIDING TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR OTHERWISE. BUYER UNDERSTANDS, ACKNOWLEDGES, AND AGREES THAT IT DID NOT RELY ON ANY REPRESENTATION OR WARRANTY OTHER THAN THE COMPANY

GROUP REPRESENTATIONS WHEN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND THE ASANA PC STOCK PURCHASE AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE ASANA PC STOCK PURCHASE AGREEMENT, AND THE OTHER TRANSACTION DOCUMENTS.
(d)
In connection with Buyer’s investigation of the Company Group, Buyer or its representatives has received from or on behalf of the Company Group certain estimates, projections, and other forecasts and plans, including projected statements of operating revenues and income from operations of the Company Group and certain business plan information. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, and other forecasts and plans so furnished to it (including the accuracy or veracity of purported factual data contained therein or the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Buyer will have no claim against the Owner, the Seller or any other Person with respect thereto. Buyer is knowledgeable about the industries in which the Seller and Asana PC operate and is capable of evaluating the substantial economic risk of such investment for an indefinite period of time. In furtherance of the foregoing, and not in limitation thereof, Buyer specifically acknowledges and agrees that (i) neither the Seller nor Asana PC nor any of their respective affiliates or representatives has made any representation or warranty, express or implied, with respect to (A) any financial projection or forecast delivered to the Buyer or its affiliates or representatives with respect to the performance of any of the members of the Company Group or the Company Group (taken as a whole) whether before, on, or after the Closing Date, (B) the probable success or profitability of any member of the Company Group or the Company Group (taken as a whole), or (C) any third party beneficiary rights or other rights which Buyer or any of Buyer’s affiliates or any of their respective representatives might claim under any studies, reports, texts, or analyses prepared by any third parties for any member of the Company Group or any of their respective Affiliates, even if the same were made available for review by Buyer, and (ii) none of the documents, information, or other material provided to Buyer by or on behalf of the Seller, Asana PC or any of their respective affiliates or representatives constitutes legal advice, and Buyer knowingly, voluntary, and irrevocably waives all rights to assert that it received any legal advice therefrom or that it had any sort of attorney-client relationship with any such Persons.
(e)
Notwithstanding anything herein to the contrary, nothing in this Section 8.5 shall (i) limit any liability of the Seller Parties for any breach of the Company Group Representations or (ii) limit the ability of any Person to bring claims for Fraud.
8.6
Specific Performance. Each of the Parties hereto acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other party shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce this Agreement in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter (subject to the provisions set forth in Section 8.4 above), in addition to any other remedy to which they may be entitled, at Law or in equity. Each Party hereby agrees to waive the defense in any such suit that the other Party has an adequate remedy at Law and not raise any objections to the availability of the equitable remedy of specific performance. The Parties further agree that by seeking the remedies provided for in this Section 8.6, a Party shall not in any respect waive its right to seek at any time any other form of relief that may be available to such Party under this Agreement (including monetary damages) in the event that the remedies provided for in this Section 8.6 are not available or otherwise not granted.

8.7
Assignment. This Agreement is intended to bind and inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. This Agreement will not be assignable or delegable by any party without the prior written consent of all the other parties; provided, however, Seller Parties agree and acknowledge that Buyer may (i) assign all of Seller Parties’ representations, warranties and indemnifications hereunder to, and for the benefit of, any lender to Buyer or its affiliates, including in connection with a grant of a security interest to any such lender as collateral security for its obligations under any secured debt financing arrangements, and (ii) assign all of its rights, claims, indemnifications and powers (including, without limitation, in connection with the restrictive covenants contained in this Agreement) hereunder to any affiliate or other third party that acquires all or substantially all of the assets of Buyer, through a merger, sale of assets, consolidation, reorganization or other similar transaction.
8.8
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
8.9
Severability. If any provision of this Agreement is determined to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall have no effect on the other provisions of this Agreement, which shall remain valid, operative and enforceable. Upon any such determination that any term or other provision is illegal, invalid or unenforceable, the Parties will negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible.
8.10
Waiver and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance. No waiver of any breach of any provision will be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor will any waiver be implied from any course of dealing between the Parties. No failure to exercise or delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
8.11
Construction. Each party hereto has participated in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference will be deemed to be to this Agreement unless otherwise indicated. The words “this Article,” “this Section,” “this subsection,” “this paragraph,” “this clause,” and words of similar import, refer only to the article, section, or subsection hereof in which such word occurs. The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and word of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation” and the word “or” is exclusive. All references to statutes or related regulations will include all amendments of the same and any successor or replacement statutes and regulations and all references to any Person will be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Government Authority, Persons succeeding to the relevant functions of such Person). The Disclosure Schedule is incorporated herein and expressly made a part of this Agreement as though completely set forth herein. The headings contained herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement or the Disclosure Schedule. All terms defined in this Agreement will have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires. Terms defined in the singular will have a comparable meaning when used in the plural, and vice versa. Words of one gender shall be deemed to include the other gender as the context requires. All references to “$” and dollars in this Agreement will be deemed references to United States dollars. All references in this Agreement to “days” refers to “calendar days” unless otherwise specified.
8.12
No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and except as set forth in Article 5 and Section 8.14, nothing herein expressed or implied shall give or be construed to give any Person other than the Parties and such permitted assigns any legal or equitable rights hereunder.
8.13
Representation of the Owner, the Seller, and Asana PC. Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and affiliates, that, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (“Mintz”) has served as external counsel to the Owner, the Seller, and Asana PC, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that, following consummation of the transactions contemplated hereby and thereby, Mintz may serve as external counsel to the Owner and the Seller in connection with any litigation, claim, or obligation arising out of or relating to this Agreement or the transactions contemplated hereby (including claims for indemnification, disputes relating to post-Closing adjustments, and disputes involving other agreements entered into in connection with this Agreement) or the other Transaction Documents or the transactions contemplated thereby, notwithstanding the prior representation or any continuing representation of the Owner and the Seller, and each of the Parties consents thereto and waives any conflict of interest arising therefrom, and the Buyer agrees on behalf of itself, and, after the Closing, Asana PC to fully consent to and waive any conflict of interest arising from such representation. The Buyer acknowledges and agrees that Buyer shall not, and following the Closing shall cause Asana PC’s and Buyer’s respective Representatives not to, attempt to access any privileged communications between the Seller or Asana PC and its counsel (including Mintz and in-house counsel of such Persons) made prior to the Closing in connection with the negotiation, preparation, execution, delivery of this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby, or any dispute or proceeding relating to or arising thereunder (“Transaction Privileged Communications”), and, upon Closing, the Buyer shall not, and shall cause Asana PC not to, disclose or access any Transaction Privileged Communications, including in connection with any dispute arising under or in connection with this Agreement, any other Transaction Document, or otherwise. All Transaction Privileged Communications shall, at all times including after the Closing, be deemed to belong to the Owner as privileged communications between the Owner and such counsel and neither the Buyer, Asana PC, nor any Person purporting to act on behalf of or through such Person will seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to Buyer or Asana PC, and not the Owner. In addition, the Buyer will not, and will cause each of its Affiliates (including following the Closing, Asana PC) not to, knowingly attempt to access or use any Transaction Privileged Communications remaining in the records of the Company Group. Upon and after the Closing, Asana PC will cease to have any attorney-client relationship with Mintz, unless and to the extent Mintz is specifically engaged in writing by Asana PC to represent it after the Closing and either such engagement involves no conflict of interest with respect to the Owner, or the Owner consents in writing at the time to such engagement. Any such representation of Asana PC by Mintz after the Closing will not affect the foregoing provisions hereof. For example, and not by way of limitation, even if Mintz is representing Asana PC after the Closing, Mintz is permitted simultaneously to represent the Owner in any matter. Furthermore, Mintz is permitted to withdraw from any representation of Asana PC in order to be able to represent or continue so representing the Owner, even if such withdrawal causes Asana PC or the Buyer additional legal expense (such as to bring new counsel “up to speed”), delay, or other prejudice.
8.14
Non-Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute or predicated on any other cognizable theory) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the transactions contemplated hereby, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or any document, instrument or certificate delivered in connection with this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as Parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute or predicated on any other cognizable theory) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement, the transactions contemplated hereby or its negotiation, execution, performance, or breach, and, to the maximum extent permitted by Law, each Contracting Party hereby knowingly, voluntarily, and irrevocably waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates, and such Nonparty Affiliates are hereby deemed third-party beneficiaries with respect to this Section 8.14. Without limiting the foregoing, to the maximum extent permitted by Law, each Contracting Party hereby knowingly, voluntarily, and irrevocably waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute or predicated on any other cognizable theory, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise.
8.15
WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. EACH PARTY IS PERMITTED TO FILE A COPY OF THIS SECTION 8.13 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT AMONG THE PARTIES TO IRREVOCABLY WAIVE TRIAL BY JURY, AND THAT ANY PROCEEDING WHATSOEVER AMONG THE PARTIES RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IS INSTEAD TO BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
8.16
Bulk Sales Law. Each Party hereby waives compliance by each other Party with the so-called “bulk sales law” and other similar Law in any jurisdiction in respect of the transactions contemplated by this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be duly executed as of the date and year first written above.

BUYER

AVEL ECARE, LLC

By: /s/ Doug Duskin
Name: Doug Duskin
Title: Chief Executive Officer

SELLER

ALIGNED TELEHEALTH, LLC

By: /s/ Bradford Gay
Name: Bradford Gay
Title: President

OWNER

AMERICAN WELL CORPORATION

By: /s/ Bradford Gay
Name: Bradford Gay
Title: SVP & General Counsel

Exhibit A
Definitions

“2017-2022 RCM Services” has the meaning set forth in Schedule 5.2.

“2023-2024 RCM Services” has the meaning set forth in Schedule 5.2.

“2023 RCM Services” has the meaning set forth in Schedule 5.2.

“2024 RCM Services” has the meaning set forth in Schedule 5.2.

“Accounting Expert” has the meaning set forth in Section 1.6(b)(ii).

“Action” means any claim, controversy, action, charge, cause of action, suit, litigation, arbitration, mediation, investigation, opposition, interference, audit, assessment, hearing, complaint, demand or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought at law or in equity) that is commenced, brought, conducted, tried or heard by or before any Government Authority.

“Additional Cash Consideration” has the meaning set forth in Section 1.9(a).

“Additional Cash Consideration Certificate” has the meaning set forth in Section 1.9(c).

“Additional Consideration Period” has the meaning set forth in Section 1.9(b).

“Adjustment Amount” has the meaning set forth in Section 1.6(c).

“Adjustment Statement” has the meaning set forth in Section 1.6(a).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract, or otherwise.

“Affordable Care Act” has the meaning set forth in Section 3.11(d).

“Agreement” has the meaning set forth in the preamble.

“Allocation Methodology” has the meaning set forth in Section 1.8.

“Annual Financials” has the meaning set forth in Section 3.6(a)(i).

“Asana PC” has the meaning set forth in the recitals.

“Asana PC Equity Interests” has the meaning set forth in the recitals.

“Asana PC Equity Buyer” has the meaning set forth in the recitals.

“Asana PC Pre-Closing Taxes” means (i) all Taxes (or the non-payment thereof) of or with respect to Asana PC for all Pre-Closing Tax Periods, and that portion of the Straddle Period that ends on the Closing Date for which the Owner is responsible pursuant to Section 7.2(a)(iii), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Asana PC (or any predecessor of Asana PC)

is or was a member on or prior to the Closing, including pursuant to Treasury Regulation Section 1.1502-6 or any similar state, local, or foreign Law, and (iii) any and all Taxes of any Person (other than Asana PC) imposed on Asana PC as a transferee or successor, by contract (other than commercial contracts the primary purpose of which does not related to Taxes) or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing.

“Asana PC Stock Purchase Agreement” has the meaning set forth in the recitals.

“Assets” has the meaning set forth in Section 3.5(a).

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.2(b).

“Assumed Contracts” has the meaning set forth in Section 1.1(a).

“Assumed Liabilities” has the meaning set forth in Section 1.1(b).

“Balance Sheet Accounts Receivable” has the meaning set forth in Section 3.6(d).

“Bank Accounts” has the meaning set forth in Section 3.6(e).

“Bill of Sale” has the meaning set forth in Section 2.2(a).

“Business” means the Company Group’s business of providing telepsychiatry services to hospitals and correctional programs, as such business is conducted by the Company Group as of the date hereof.

“Business Day” means any day other than (a) a Saturday, (b) a Sunday, or (c) any day on which banks in Boston, Massachusetts are authorized or obligated by Law to close.

“Business Intellectual Property Rights” means all Intellectual Property Rights owned by the Company Group or used by the Company Group in connection with the Business, including all Intellectual Property Rights in and to Business Technology.

“Business Registrations” has the meaning set forth in Section 3.16(c).

“Business Technology” means any and all Technology used by the Company Group in connection with the Business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Change of Control Event” means (i) a sale of all or substantially all of the assets of Buyer or its direct or indirect subsidiaries or its Affiliates to a third party, (ii) a sale of all or substantially all of the assets of Buyer or any of its Affiliates related to the Business to a third party, or (iii) a sale, transfer, merger, reorganization, consolidation or similar transaction or series of transactions that results in a person or group of related persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of more than 50% of the outstanding equity securities of Buyer or any of its direct or indirect Subsidiaries or Affiliates, including Asana PC or any successors thereto, or (iv) termination of any management or similar arrangement between Buyer or any of its Affiliates and Asana PC or assignment of any such arrangement to an unrelated third party.

“Buyer Claim” has the meaning set forth in Section 5.7(b).

“Buyer Indemnified Parties” has the meaning set forth in Section 5.2.

“Cash” means, as of the date of determination, the aggregate amount of cash and cash equivalents, including checking, savings, and other bank and other account balances, certificates of deposit, and all deposited but uncleared bank deposits, minus the face amount of any checks written and not yet cleared.

“Closing” has the meaning set forth in Section 2.1.

“Closing Cash Consideration” means $20,714,459.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Date Payment” has the meaning set forth in Section 1.5(a).

“Closing Indebtedness” means all Indebtedness of Asana PC as of the Effective Time.

“Closing Net Working Capital” means the Net Working Capital of the Company Group as of the Closing.

“Closing Statement” has the meaning set forth in Section 1.4.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Group” has the meaning set forth in the recitals.

“Confidential Information” has the meaning set forth in Section 6.2.

“Direct Claim” has the meaning set forth in Section 5.5.

“Disclosure Schedules” means the disclosure schedules dated as of the date of this Agreement and delivered by the Seller Parties to Buyer in connection with the execution of this Agreement.

“Dr. Horner” has the meaning set forth in the recitals.

“Earnout Resolution Period” has the meaning set forth in Section 1.8(b).

“Earnout Objection Period” has the meaning set forth in Section 1.8(b).

“Effective Time” has the meaning set forth in Section 2.1.

“Employee Benefit Plan” has the meaning set forth in Section 3.11(a).

“Environmental Law” means all Laws and all obligations under any contract, concerning occupational or public health and safety, worker health and safety, pollution, or protection of the environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of Hazardous Substances, each as amended and as now or hereafter in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is part of the same controlled group, or under common control with, or part of an affiliated service group that includes any member of the Company Group within the meaning of Section 414(b), (c), (m), or (o) of the Code.

“Estimated Closing Indebtedness” has the meaning set forth in Section 1.4.

“Estimated Closing Net Working Capital” has the meaning set forth in Section 1.4.

“Estimated Pre-Closing Expenses” has the meaning set forth in Section 1.4.

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Liabilities” has the meaning set forth in Section 1.1(b).

“Federal Healthcare Program” has the meaning provided in 42 U.S.C. §1320a-7b(f), as amended from time to time.

“Financial Statements” has the meaning set forth in Section 3.6(a)(ii).

“Fraud” means, with respect to a Party, actual and intentional fraud under Delaware common law in the making of any representation or warranty in Article 3 or Article 4 of this Agreement; provided, further, that “Fraud” shall not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) or other claims based on negligence or recklessness.

“Fundamental Representations” means Section 3.1 (Organization and Power), Section 3.2 (Authorization), Section 3.3(a) (No Conflicts; Consents); Section 3.5(a) (Assets); Section 3.14 (Healthcare Laws) and Section 3.22 (Brokers) and Section 3(a) (Ownership and Status of Shares), Section 3(b) (Authority of Dr. Horner; Approval of this Agreement), Section 3(c) (No Conflicts), and Section 3(d) (Consents and Approvals) of the Asana PC Stock Purchase Agreement.

“Funds Flow” means a written funds flow statement agreed upon by Seller and Buyer.

“GAAP” means generally accepted accounting principles in the United States of America, as consistently applied by the Company Group.

“Government Authority” means any federal, state, county, city, municipal, or other local or foreign government or any subdivision, authority, commission, board, bureau, court, administrative panel, or other instrumentality thereof.

“Hazardous Substances” means any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, radioactive materials, noise or electromagnetic radiation or any other substances which is or may be harmful to human health or the environment or which is regulated, limited or prohibited under any Environmental Law.

“Healthcare Laws” means any and all applicable Laws relating to the regulation of the health care industry or to payment for any items or services rendered, provided, or furnished by the Company Group and/or through the Business, including, but not limited to, 42 U.S.C. § 1320a-7 et seq. and the regulations promulgated thereunder; 42 U.S.C. § 1395nn et seq. and the regulations promulgated thereunder; 31 U.S.C. §§ 3729 et seq. and the regulations promulgated thereunder; 18 U.S.C. § 1347 and the regulations promulgated thereunder; state anti-kickback and physician self-referral laws; the Health Insurance

Portability and Accountability Act of 1996 and the regulations issued pursuant thereto (“HIPAA”); the Privacy provisions (Subtitle D) of the Health Information Technology for Economic and Clinical Health Act, Division A, Title XIII of Pub. L. 111-5, as codified at 42 U.S.C. Sections 1320d through d-9. and the regulations promulgated thereunder and state healthcare privacy laws; federal and state laws relating to the coding of, provision of, or billing or payment for, health care items or services; state and local laws regulating fee splitting, licensing, corporate practice of medicine, reimbursement, kickbacks, program claim processing and medical record documentation requirements; laws applicable to the provision of telemedicine services by the Company Group and the Healthcare Professionals; and federal and state laws governing the provision or furnishing of medical services, and with respect to all of the foregoing.

“Healthcare Professional” means all licensed professionals employed by or otherwise retained to provide services on behalf of the Company Group or the Business, including physicians, assistants, and other appropriately licensed individuals required to obtain a license to provide healthcare related services.

“Houston Methodist Contract” means that certain Professional Services Agreement, dated as of April 4, 2022, by and between Asana PC and The Methodist Hospital, d/b/a Houston Methodist (“Houston Methodist”).

“Houston Methodist Contract Matters” has the meaning set forth in Schedule 5.2.

“Inbound License Agreement” means any contract pursuant to which Intellectual Property Rights are licensed to any member of the Company Group, except for any commercially available off-the-shelf software products licensed under non-exclusive end-user object code license agreements.

“Income Tax Accrual” means an amount equal to the standalone (and not, for the avoidance of doubt, consolidated or any other liability determined on a group basis) liability for unpaid cash income Tax liabilities of Asana PC that are first due to be paid after the Closing Date for Pre-Closing Tax Periods in jurisdictions where Asana PC filed a Tax Return for the last Tax period for which a Tax Return was due (taking into account any applicable extensions) or commenced activities after the end of such Tax period. In the determination of the Income Tax Accrual, (a) all unpaid income Tax liabilities for Pre-Closing Tax Periods shall be calculated in accordance with Section 7.2(a)(iii) and the past practice of Asana PC, (b) all Tax deductions shall be taken into account in Pre-Closing Tax Periods to the fullest extent permitted by Law, (c) net operating losses, if any, shall be utilized in Pre-Closing Tax Periods to the maximum extent permitted by Law, (d) any transactions effected by, on behalf of, or at the direction of, Buyer or any of its Affiliates on or after the Closing Date shall be excluded, (e) income Taxes shall be reduced by applicable estimated income Tax payments and overpayments of income Taxes of Asana PC, (f) income Taxes that are included in the Income Tax Accrual and that are deductible for U.S. federal income Tax purposes shall be deemed deductible in the Pre-Closing Tax Period ending on the Closing Date and (g) solely take into account income Tax liabilities for any Pre-Closing Tax Period (i) ending after December 31, 2023 for which final Tax Returns have not yet been filed, or (ii) including the Closing Date.

“Indebtedness” means all liabilities of a Person: (a) for borrowed money (whether or not evidenced by bonds, debentures, notes or other similar instruments or debt securities) or advances (including, without limitation, with respect to merchant Cash advances), (b) in respect of letters of credit, bankers’ acceptances or other similar instruments or reimbursement obligations with respect thereto, (c) to pay the deferred purchase price of any asset, property or right, including earn-outs, payments under non-compete agreements and seller notes, (d) under leases that are or should be, in accordance with GAAP, recorded as capital leases, (e) under an interest rate, currency or other swap, cap, floor or collar agreement, hedge agreement, forward contract or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement (including any termination or breakage fees), (f) created or arising under any conditional sale or other title retention agreement, (g) secured by Liens on the property of any member of the Company Group, (h) unpaid management fees, (i) guaranteed or assured, directly or indirectly, by any member of the Company Group, (j) under any mortgage, deed of trust, indenture, security agreement or other agreement securing any of the foregoing obligations, (k) all amounts owned to third party payor programs for the period prior to Closing, (l) all principal, interest, premiums, penalties, breakage fees, costs and expenses, whether accrued or otherwise, with respect to liabilities of the types described in clauses (a) through (k) above, (m) the Income Tax Accrual, and (n) all indebtedness referred to in the foregoing clauses (i) through (m) that is directly or indirectly guaranteed by such Person.

“Indemnification Cap” has the meaning set forth in Section 5.6(b).

“Indemnification Deductible” has the meaning set forth in Section 5.6(b).

“Indemnifying Party” has the meaning set forth in Section 5.4(a).

“Indemnitee” has the meaning set forth in Section 5.4(a).

“Indemnity Payment” has the meaning set forth in Section 5.4(a).

“Information Systems” means all computer hardware, firmware and software, data storage systems (including servers), computer and communications networks and equipment, interfaces, applications, platforms, firewalls, and other apparatus used to create, manipulate, store, transmit, exchange or receive information in any electronic form.

“Insurance Policies” has the meaning set forth in Section 3.19.

“Intellectual Property Rights” means any intellectual property rights, including Copyrights, marks, Patents, domain names, know-how, trade secrets, technical, marketing, or pricing information, plans, notes, reports, drawings, photographs, works, devices, computer hardware, makes, models, works-in-progress, research and development, formulas, algorithms, processes, data, designs (whether in general release or under development) and all rights to prosecute and perfect any of the foregoing through administrative prosecution, registration, recordation or other proceeding, and all causes of action and rights to sue or seek remedies arising from or relating to the foregoing, including for any past or ongoing infringement, misuse or misappropriation anywhere in the world.

“Interim Financials” has the meaning set forth in Section 3.6(a)(ii).

“IP Contracts” has the meaning set forth in Section 3.16(d).

“IRS” means the Internal Revenue Service.

“Knowledge of Seller” or “Seller’s Knowledge”, or any other similar knowledge qualification, means the actual knowledge of Kurt Knight, Meredith Dixon, Dr. Horner, and Tara Neugent, and such knowledge as such Person would reasonably be expected to discover or otherwise become aware of in the course of diligently performing such Person’s duties, as applicable.

“Law” means any federal, state, county, city, municipal, foreign, or other governmental statute, law, rule, regulation, ordinance, order, code, treaty or requirement (including pursuant to any settlement agreement or consent decree), any License granted under any of the foregoing, or any requirement under the common Law, or any other pronouncement having the effect of Law of any Government Authority.

“Leases” has the meaning set forth in Section 3.9(b).

“Licenses” has the meaning set forth in Section 3.18.

“Lien” means any lien (statutory or otherwise), claim, charge, community property interest, condition, equitable interest, license, option, mortgage, security interest, pledge, encumbrance, easement, covenant, right of way or similar restrictions, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, and including easements, covenants, encroachments, rights of way and other similar restrictions, Tax, charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof) any sale of receivables with recourse against any member of the Company Group, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute.

“Losses” has the meaning set forth in Section 5.2.

“Material Adverse Effect” means any event, change, development, or effect that, individually or in the aggregate, will or would reasonably be expected to have a materially adverse effect on (a) the business, operations, assets (including intangible assets), liabilities, prospects, operating results, value, employee, customer or supplier relations, or financial condition of the Company Group, whether or not losses therefrom are capable of being calculated, or (b) the ability of Seller or Owner or their applicable affiliates to consummate timely the transactions contemplated by the Transaction Documents.

“Material Contract” has the meaning set forth in Section 3.8(a).

“Most Recent Balance Sheet” has the meaning set forth in Section 3.6(a)(ii).

“Most Recent Balance Sheet Date” has the meaning set forth in Section 3.6(a)(ii).

“Net Working Capital” means an amount, which may be positive or negative, measured as of immediately prior to the Closing, equal to the (a) current assets of Seller which are the Purchased Assets (excluding the Excluded Assets) and the current assets of Asana PC, minus (b) the current liabilities of Seller which are the Assumed Liabilities (excluding the Excluded Liabilities) and the current liabilities of Asana PC (excluding the Retention Bonuses), minus (c) an amount equal to all accrued payroll and accrued sales tax of Seller, Asana PC incurred or accrued by Seller (with respect to the Business or Purchased Assets), Asana PC in the ordinary course (in each case, as determined pursuant to Section 7.2(a)(iii)), and, for each of clauses (a), (b) and (c), as defined in accordance with GAAP.

“Notice of Earnout Objection” has the meaning set forth in Section 1.8(b).

“Notice of Objection” has the meaning set forth in Section 1.6(b)(i).

“Objection Period” has the meaning set forth in Section 1.6(b)(i).

“Order” has the meaning set forth in Section 5.7(b).

“Organizational Documents” means, with respect to any Person, (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement or other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended, modified or supplemented.

“Outbound License Agreement” means any contract pursuant to which Business Intellectual Property Rights are licensed by any member of the Company Group to a third Person.

“Overnight Delivery” has the meaning set forth in Section 8.1.

“Owner” has the meaning set forth in the preamble.

“Owner Assumed Contracts” has the meaning set forth in Section 7.9.

“Party” the meaning set forth in the preamble.

“Payoff Letters” has the meaning set forth in Section 1.4.

“Permitted Liens” means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate Actions by any member of the Company Group and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics’, materialmen’s, supplier’s, vendor’s, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business securing amounts that are not yet due and payable or the amount or validity of which is being contested in good faith by appropriate Actions by any member of the Company Group and for which appropriate reserves have been established in accordance with GAAP and which are not, individually or in the aggregate, material; (c) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leases which, individually or in the aggregate, do not materially impair the occupancy or use of the Leases for the purposes for which it is currently used in connection with the Business; (d) pledges or deposits to secure obligations under worker’s compensation, unemployment insurance, social security, retirement and similar legislation arising in the ordinary course of business that do not limit in any material respect the ordinary conduct of the businesses of members of the Company Group; and (e) Liens imposed under federal or state securities Laws.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, trust, corporation, limited liability company, entity or Government Authority (whether foreign, federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof).

“Personal Information” means (i) any information related to an identifiable natural individual and any other information that constitutes personal data or personal information under any Privacy Obligation, (ii) an individual’s combined first and last name, home address, telephone number, email address, Government Authority-issued identifier (including social security number, driver’s license number, or passport number), payment card, bank or other financial information, and biometric, medical or health information, including Protected Health Information as defined by HIPAA, (iii) any information of or about a natural individual that, under any Privacy Obligation, requires any Person to be notified if such information is lost, misused, wrongly accessed, wrongly acquired or compromised, and (iv) all data and content uploaded or otherwise provided by or on behalf of the Business’s customers to or otherwise collected by the Business’s products or services.

“Pre-Closing Expenses” means the aggregate amount of (a) fees and expenses of Asana PC due, incurred and/or payable by Asana PC as of the Closing (and not paid prior to the Closing) to any brokers, financial advisors, consultants, accountants, attorneys or other professionals engaged by Asana PC in connection with the structuring, negotiation or consummation of the transactions contemplated by this Agreement and the consummation of the transactions contemplated hereby as of the Closing, (b) any sale, change of control or similar bonuses or payments payable to any Person by Asana PC as of immediately prior to the Closing and which payments are owed following the Closing by Asana PC as a result of the transactions contemplated by this Agreement or the agreements contemplated hereby, together with the employer portion of any payroll or other employment Taxes attributable to the payment of any amounts described in this clause (b), and (c) fifty percent (50%) of the premium amount of the R&W policy.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period up to and including the Closing Date.

“Premises” has the meaning set forth in Section 3.9(b).

“Privacy Obligations” means all applicable Laws, contracts, agreements or other instruments, self-regulatory standards, or written policies or terms of use of the Company Group that are related to privacy, security, data protection, breach, or Processing of Personal Information, including, HIPAA, the European Union General Data Protection Regulation (Regulation (EU) 2016/679), the European Union ePrivacy Directive (Directive 2002/58/EC) and applicable implementing laws, the Federal Trade Commission Act, the Controlling the Assault of Non-Solicited Pornography And Marketing Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, the Gramm Leach Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Identity Theft Red Flags Rule, state data security laws, state unfair or deceptive trade practices laws, state biometric privacy acts, state social security number protection laws, state data breach notification laws, and Canada’s Personal Information Protection and Electronic Documents Act, the Payment Card Industry Data Security Standards, the Payment Application Data Security Standards, any Laws concerning requirements for website and mobile application privacy policies and practices, data or web scraping, cybersecurity disclosures in public filings, call or electronic monitoring or recording or any outbound communications, and any Laws requiring a Person to be notified of any situation where there is, or there is reason to believe there has been, a loss, misuse, unauthorized access, or unauthorized acquisition of Personal Information.

“Processing” means any operation which is performed on Personal Information or other data and includes receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, adaptation, alteration, retrieval, consultation, use, disclosure, transfer, transmission, dissemination, making available, alignment or combination, restriction, disposal, erasure or destruction.

“Purchase Price” has the meaning set forth in Section 1.3.

“Purchased Assets” has the meaning set forth in Section 1.1(a).

“Representative” means, with respect to any Person, any director, officer, manager, member, partner (whether limited or general), principal, attorney, employee, agent, advisor, consultant, accountant, or any other Person acting in a representative capacity for such Person or, in the case of the Buyer, any existing or potential financing source (including lenders and co-investors).

“Resolution Period” has the meaning set forth in Section 1.6(b)(ii).

“Retention Amount” means an amount equal to $134,550, representing the aggregate retention under the R&W Policy.

“Restricted Parties” has the meaning set forth in Section 6.1.

“Restricted Period” has the meaning set forth in Section 6.1.

“R&W Policy” means that certain Representations and Warranties Insurance Policy, dated as of the Closing Date, issued by Ethos Specialty Insurance Services LLC to Buyer.

“Seller” has the meaning set forth in the preamble.

“Seller Claim” has the meaning set forth in Section 5.7(c).

“Seller Indemnified Parties” has the meaning set forth in Section 5.3.

“Seller Parties” has the meaning set forth in the preamble.

“Straddle Period” means any Tax year or other Tax period beginning on or before the Closing Date and ending after the Closing Date.

“Target Net Working Capital” means $5,456,000.

“Tax” or “Taxes” means any (a) federal, state, local or foreign income, gross receipts, franchise, profits, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, escheat, unclaimed property, unemployment, disability, payroll, employment, license, employee or other withholding, foreign or domestic withholding, or other tax, of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing (whether disputed or not); (b) liability of any member of the Company Group for the payment of any amounts of the type described in clause (a) arising as a result of being (or ceasing to be) a member of any affiliated group (or being included (or required to be included) in any Tax Return relating thereto); and (c) liability of any member of the Company Group for the payment of any amounts of the type described in clause (a) as a result of any express obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any Laws, relating to any Taxes.

“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, and manuals), databases, computer software, firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical, and mechanical equipment, and all other forms of technology, including improvements, modifications, works in process, derivatives, or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law, or otherwise, and all documents and other materials recording any of the foregoing.

“Third Party Claim” has the meaning set forth in Section 5.4(a).

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Asana PC Stock Purchase Agreement, and the Transition Services Agreement.

“Union” has the meaning set forth in Section 3.10(f).